Exhibit 99.1
PART II
ITEM 6. SELECTED FINANCIAL DATA
The information set forth below should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this report. We have acquired numerous businesses and product lines during the previous five years. As a result of these acquisitions, the consolidated financial results and balance sheet data for certain of the periods presented below may not be directly comparable.

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(In thousands, except per share data)

Operating Results:
Total revenues, net	$654,604	$550,459	$419,297	$277,935	$229,825
Costs and expenses(1)	607,193	483,171	360,553	221,830	205,046

Operating income	47,411	67,288	58,744	56,105	24,779
Interest income (expense), net	(27,971)	(23,561)	(10,304)	(265)	555
Other income (expense), net(2)	(905)	2,971	(2,010)	(739)	2,674

Income before income taxes	18,535	46,698	46,430	55,101	28,008
(Benefit from) provision for income taxes	(9,192)	20,949	18,108	17,907	10,811

Net income	$27,727	$25,749	$28,322	$37,194	$17,197

Diluted net income per share	$0.96	$0.86	$0.96	$1.15	$0.55
Weighted average common shares outstanding for diluted net income per share	28,378	29,373	32,685	34,565	31,102

	December 31,
	2008	2007	2006	2005	2004
	(In thousands)

Financial Position:
Cash, cash equivalents	$183,546	$57,339	$22,697	$46,889	$69,855
Marketable securities(3)	—	—	—	96,495	126,127
Total assets	1,026,014	819,788	613,618	448,432	456,713
Long-term borrowings under senior credit facility(4)	160,000	—	—	—	—
Long-term debt(4)	299,480	286,742	508	118,378	118,900
Retained earnings/(accumulated deficit)	116,206	89,368	65,251	36,929	(265)
Stockholders’ equity	372,309	287,594	301,783	289,818	307,823

(1)
In 2004, we recorded $23.9 million in share-based compensation charges incurred in connection with the extension of the employment agreement of our President and Chief Executive Officer. In 2008, we recorded an $18.0 million share-based compensation charge incurred in connection with the extension of the employment agreement of our President and Chief Executive Officer.

In 2008, we recorded an in-process research and development charge of $25.2 million in connection with the Theken acquisition. In 2007, 2006 and 2005, we recorded similar charges of $4.6 million for the IsoTis acquisition, $5.9 million for the KMI acquisition and $0.5 million for the Eunoe, Inc. acquisition, respectively.

(2)
In 2004, we recorded a $1.4 million gain in other income related to an unrealized gain on a foreign currency collar which was used to reduce our exposure to fluctuations in the exchange rate between the euro and the U.S. dollar as a result of our commitment to acquire Newdeal Technologies SAS for 38.5 million euros. The collar contract expired on January 3, 2005, concurrent with our acquisition of Newdeal Technologies.

(3)	In 2006, all marketable securities were liquidated.

(4)
In 2003, we issued $120.0 million of 2.5% contingent convertible subordinated notes due 2008. The net proceeds generated by the notes, after expenses, were $115.9 million. In 2006, we exchanged $119.5 million of these notes for the equivalent amount of new notes. Because the closing price of our stock at the issuance date was higher than the market price trigger of the new notes, the new notes were classified as a current liability. In March 2008, these notes matured and we repaid the principal amount in cash and issued approximately 768,000 shares of our common stock. Additionally in 2008, we classified $160.0 million of our senior credit facility borrowings as long-term debt based on our current intent and ability.

In 2007, we issued $165 million of 2.75% senior convertible notes due 2010 and $165 million of 2.375% senior convertible notes due 2012. We expect to satisfy any conversion of the notes with cash up to the principal amount of the applicable series of notes pursuant to the net share settlement mechanism set forth in the applicable indenture and, with respect to any excess conversion value, with shares of our common stock.
On January 1, 2009, we adopted Financial Accounting Standards Board Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (“FSP APB 14-1”). FSP APB 14-1 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s nonconvertible debt borrowing rate. Furthermore, FSP APB 14-1 requires retrospective application to all periods presented. The adoption of FSP APB 14-1 changed the historical accounting for our convertible senior notes. See Note 5, “Debt,” of our consolidated financial statements for additional information.
In 2008, we were required to make interest payments on our $120 million contingent convertible subordinated notes (the “2008 Notes”) at an annual rate of 2.5% each September 15 and March 15. We paid contingent interest on the 2008 Notes approximating $1.8 million during the quarter ended March 31, 2008. The contingent interest paid was for each of the last three years the 2008 Notes remained outstanding in an amount equal to the greater of (1) 0.50% of the face amount of the 2008 Notes and (2) the amount of regular cash dividends paid during each such year on the number of shares of common stock into which each 2008 Note was convertible. Holders of the 2008 Notes could convert the 2008 Notes under certain circumstances, including when the market price of our common stock on the previous trading day was more than $37.56 per share, based on an initial conversion price of $34.15 per share. All of the 2008 Notes were converted to common stock or cash. In March 2008, we borrowed $120 million under our senior secured revolving credit facility to repay the 2008 Notes upon conversion or maturity. As a result of the conversions, we issued 768,221 shares of our common stock. There were no financial covenants associated with the 2008 Notes.
At December 31, 2008, we have $260 million outstanding on our senior credit facility of which we borrowed $120 million in March 2008 for the repayment of our 2008 Notes, $80 million in July 2008 for the Theken acquisition and $60 million in October 2008 for general corporate purposes.
Effective January 1, 2009, the Company adopted FSP EITF 03-6-1. FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore need to be included in the earnings allocation in computing EPS under the two-class method as described in SFAS No. 128, Earnings per Share. Under the guidance of FSP EITF 03-6-1, the Company’s unvested share-based payment awards, which contain non-forfeitable rights to dividends, whether paid or unpaid, are considered to be participating securities and are now included in the computation of EPS pursuant to the two-class method.
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with “Selected Financial Data,” and our consolidated financial statements and the related notes included therein where certain terms have been defined. This discussion has been updated to consider the effects of retrospective adjustments associated with the new accounting pronouncements that became effective for us on January 1, 2009, specifically, FSP APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion, which resulted in reclassifications of consolidated balance sheet balances from deferred financing costs and senior convertible notes to additional paid-in capital and associated reclassifications among retained earnings and deferred tax liabilities, and increasing interest expense and decreasing net income within our consolidated statement of operations for all periods presented in the exhibits attached hereto. This discussion has also been updated to reflect the retrospective adoption of FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, which required us to retrospectively adjust the number of shares included in our weighted average share calculations when determining both basic and diluted net income attributable to controlling interests per common share to include unvested share-based payment awards. Note 2A, “Summary of Significant Accounting Policies,” to our consolidated financial statements describes the retrospective application of these new accounting methods in greater detail.

The following discussion and analysis of our financial condition and results of operations should be read together with the selected consolidated financial data and our financial statements and the related notes appearing elsewhere in this report. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those under the heading “Risk Factors.”
GENERAL
Integra is a market-leading, innovative medical device company focused on helping the medical professional enhance the standard of care for patients. Integra provides customers with clinically relevant, innovative and cost-effective products that improve the quality of life for patients. We focus on cranial and spinal procedures, small bone and joint injuries, the repair and reconstruction of soft tissue, and instruments for surgery.
We present revenues in three market categories: neurosciences, orthopedics and medical instruments. Our neurosurgical products group includes, among other things, dural grafts that are indicated for the repair of the dura mater, ultrasonic surgery systems for tissue ablation, cranial stabilization and brain retraction systems, systems for measurement of various brain parameters and devices used to gain access to the cranial cavity and to drain excess cerebrospinal fluid from the ventricles of the brain. Our orthopedics products include specialty metal implants for surgery of the extremities and spine, orthobiologics products for repair and grafting of bone, dermal regeneration products and tissue engineered wound dressings and nerve and tendon repair products. Our medical instruments products include a wide range of specialty and general surgical and dental instruments and surgical lighting for sale to hospitals, outpatient surgery centers, and physician, veterinarian and dental practices.
We manage these product groups and distribution channels on a centralized basis. Accordingly, we report our financial results under a single operating segment — the development, manufacture and distribution of medical devices.
We manufacture many of our products in plants located in the U.S., Puerto Rico, France, Germany, Ireland, the United Kingdom and Mexico. We also source most of our handheld surgical instruments through specialized third-party vendors.
In the U.S., we have three sales channels. The largest, Integra NeuroSciences, sells products through directly employed sales representatives. Within our Integra Orthopedics sales channel, there are three sales organizations: Integra Extremity Reconstruction, which sells through a large direct sales organization; Integra OrthoBiologics and Integra Spine, which sell through specialty distributors focused on their respective surgical specialties. The Integra Medical Instruments market sales channel sells through two main sales organizations: Integra Surgical, which sells both directly and through distributors and Miltex, which sells through distributors and wholesalers.
We also market certain products through strategic partners or original equipment manufacturer customers.
Our objective is to continue to build a customer-focused and profitable medical device company by developing or acquiring innovative medical devices and other products to sell through our sales channels. Our strategy therefore entails substantial growth in revenues through both internal means — through launching new and innovative products and selling existing products more intensively — and by acquiring existing businesses or already successful product lines.
We aim to achieve this growth in revenues while maintaining strong financial results. While we pay attention to any meaningful trend in our financial results, we pay particular attention to measurements that are indicative of long-term profitable growth. These measurements include revenue growth (derived through acquisitions and products developed internally), gross margins on total revenues, operating margins (which we aim to continually expand on as we leverage our existing infrastructure), operating cash flows (which we aim to increase through improved working capital management), and earnings per diluted share of common stock.
We believe that we are particularly effective in the following aspects of our business:
•
Developing, manufacturing and selling specialty regenerative technology products. We have a broad technology platform for developing products that regenerate or repair soft tissue and bone. We believe that we have a particular advantage in developing, manufacturing and selling tissue repair products derived from bovine collagen. These products comprised 22%, 24%, and 26% of revenues in the years ended December 31, 2008, 2007 and 2006, respectively. Products that contain materials derived from animal sources, including food, pharmaceuticals and medical devices, have been subject to scrutiny from the media and regulatory authorities. Accordingly, widespread public controversy concerning collagen products, new regulations, or a ban of our products containing material derived from bovine tissue, could have a material adverse effect on our current business and our ability to expand.

•
Developing metal implants for bone and joint repair, fixation and fusion. Through acquisitions, particularly those of Theken in 2008 and Newdeal Technologies SAS in 2005, we have acquired significant expertise in developing metal implants for use in bone and joint repair, fixation and fusion and in successfully bringing those products to market.

•
Acquiring and integrating new product lines and complementary businesses. Since 1999, we have acquired and integrated more than 30 product lines or businesses through a disciplined acquisition program that focuses on acquiring companies or product lines at reasonable valuations which complement our existing product lines or can be used to leverage our broad technology platform in tissue regeneration and metal implants. We also employ a seasoned team of managers and executives who are quite adept at successfully integrating the acquired product lines and businesses.

ACQUISITIONS
Our strategy for growing our business includes the acquisition of complementary product lines and companies. Our recent acquisitions of businesses, assets and product lines may make our financial results for the year ended December 31, 2008 not directly comparable to those of the corresponding prior year periods. See Note 3, “Acquisitions,” to the financial statements for a further discussion. Additionally, our implementation of Statement of Financial Accounting Standards No. 141(R) on January 1, 2009 significantly changes the accounting for business combinations by requiring that we expense most transaction and restructuring costs as they are incurred, whereas we previously capitalized such costs if certain criteria were met, and capitalize the fair value of acquired research and development assets separately from goodwill, whereas we previously determined the acquisition-date fair value and then immediately charged the value to expense.
From January 2006 through December 2008, we have acquired the following businesses, assets and product lines:
In December 2008, we acquired Minnesota Scientific, Inc., doing business as Omni-Tract Surgical (“Omni-Tract”), for $6.4 million in cash paid at closing, 310,000 unregistered shares of our common stock valued at $10.7 million (of which 135,000 shares were issued at closing, with the remainder issued in January 2009), and $0.3 million in transaction related costs, subject to certain adjustments. Omni-Tract is a global leader in the development and manufacture of table mounted retractors and is based in St. Paul, Minnesota. Omni-Tract markets and sells these retractor systems for use in vascular, bariatric, general, urologic, orthopedic, spine, pediatric, and laparoscopic surgery. We will integrate Omni-Tract’s product lines into our combined offering of JARIT®, Padgett™, R&B Redmond™, and Luxtec® lines of surgical instruments and illumination systems sold by the Integra Medical Instruments sales organization.
In October 2008, we acquired Integra Neurosciences Pty Ltd. in Australia and Integra Neurosciences Pty Ltd. in New Zealand for $4.0 million (6.0 million Australian Dollars) in cash at closing, $0.3 million in acquisition expenses and working capital adjustments, and up to $2.1 million (3.1 million Australian Dollars) in future payments based on the performance of business in the three years after closing. With this acquisition of the Company’s long-standing distributor, the Company now has a direct selling presence in Australia and New Zealand.
In August 2008, we acquired Theken Spine, LLC, Theken Disc, LLC and Therics, LLC (collectively, “Theken”) for $75.0 million in cash, subject to certain adjustments, acquisition expenses of $2.4 million, working capital adjustments of $3.9 million, and up to $125.0 million in future payments based on the revenue performance of the business in the two years after closing. Theken, based in Akron, Ohio, designs, develops and manufactures spinal fixation products, synthetic bone substitute products and spinal arthroplasty products. With Theken, we acquired a unique and comprehensive portfolio of spinal implant products and a robust technology pipeline and demonstrated product development capacity, an established network of spinal hardware distributors with established access to the orthopedic spine market, and a strong management team with extensive experience in the orthopedic spine market. Theken does not currently sell its products outside of the U.S. Accordingly, we expect that the business will benefit from Integra’s large international presence. The Theken products are now being marketed under the name Integra Spine™.
In December 2007, we acquired all of the outstanding stock of the Precise Dental family of companies (“Precise”) for $10.5 million in cash, subject to certain adjustments and acquisition expenses of $0.6 million. The Precise Dental family of companies develops, manufactures, procures, markets and sells endodontic materials and dental accessories, including the manufacture of absorbable paper points, gutta percha and dental mirrors. Together these companies had procurement and distribution operations in Canoga Park, California and manufacturing operations at multiple locations in Mexico. In 2008, we integrated the acquired Canoga Park procurement and distribution functions into our York, Pennsylvania dental operations. We continue to manage the manufacturing operations in Mexico.
In October 2007, we acquired all of the outstanding stock of IsoTis, Inc. and its subsidiaries (“IsoTis”), a well-respected leader in regenerative medicine, for $64.0 million in cash, subject to certain adjustments and acquisition expenses of $4.7 million. IsoTis, based in Irvine, California, brought to Integra a comprehensive family of orthobiologic products and an established network of distributors focusing on orthopedic surgeons. IsoTis develops, manufacturers and markets proprietary products for the treatment of musculoskeletal diseases and disorders. IsoTis’ current orthobiologics products are bone graft substitutes that promote the regeneration of bone and are used to repair natural, trauma-related and surgically-created defects common in orthopedic procedures, including spinal fusions. The Accell® line of products represents the next generation in bone graft substitution. By integrating the IsoTis products with Integra’s own osteoconductive scaffold product line and integrating the Integra spine specialist sales team into the IsoTis distributor network, we created a single unified selling organization, now known as Integra OrthoBiologics. The combined activity strengthens our position as a global leader in orthobiologics.

In May 2007, we acquired certain assets of the pain management business of Physician Industries, Inc. (“Physician Industries”) for approximately $4.0 million in cash, subject to certain adjustments and acquisition expenses of $0.1 million. In addition, we may pay additional amounts over the next four years depending on the performance of the business. Physician Industries, located in Salt Lake City, Utah, assembles, markets, and sells a comprehensive line of pain management products for acute and chronic pain, including customized trays for spinal, epidural, nerve block, and biopsy procedures. The Physician Industries business has been combined with our similar Spinal Specialties product line and the products are sold under the name Integra Pain Management.
In May 2007, we acquired the shares of LXU Healthcare, Inc. (“LXU”) for $30.0 million in cash paid at closing and $0.5 million of acquisition-related expenses. LXU, based in West Boylston, Massachusetts, was comprised of three distinct businesses:
•
Luxtec — The market-leading manufacturer of fiber optic headlight systems for the medical industry through its Luxtec® brand. The Luxtec® products are manufactured in a 31,000 square foot leased facility in West Boylston.

•
LXU Medical — A leading specialty surgical products distributor with a sales force calling on surgeons and key clinical decision makers, covering 18,000 operating rooms in the southeastern, midwestern and mid-Atlantic regions of the U.S. LXU Medical is the exclusive distributor of the Luxtec fiber optic headlight systems in these territories.

•	Bimeco — A critical care products distributor with direct sales coverage in the southeastern U.S.
We have integrated the LXU Medical sales force and distributor network with the Integra Medical Instruments sales and distribution organization. As was the intention at the time of the acquisition, we subsequently wound down the Bimeco business and discontinued many of the LXU Medical distributed product lines, which were not aligned with our core strategy.
In January 2007 we acquired the DenLite® product line from Welch Allyn in an asset purchase for $2.2 million in cash paid at closing and approximately $35,000 of acquisition-related expenses. DenLite® is a lighted mouth mirror used in dental procedures.
In July 2006 we acquired all of the outstanding shares of Kinetikos Medical, Inc. (“KMI”) for $39.5 million in cash paid at closing and $2.2 million in adjustments and transaction-related costs, subject to certain adjustments, and additional contingent future payments totaling up to $20 million based on the post-acquisition performance of the KMI business for the two year period ended June 30, 2008. We did not pay out any contingent consideration. KMI, based in Carlsbad, California, was a leading developer and manufacturer of innovative orthopedic implants and surgical devices for small bone and joint procedures involving the foot, ankle, hand, wrist and elbow. KMI marketed products that addressed both the trauma and reconstructive segments of the extremities market. KMI’s reconstructive products are largely focused on treating deformities and arthritis in small joints of the upper and lower extremity, while its trauma products are focused on the treatment of fractures of small bones most commonly found in the extremities. KMI was a strategic fit for our growing extremity business and strengthened our presence in the orthopedic hand market. We integrated the KMI product line into our U.S. Extremity Reconstruction sales force and sell KMI product internationally through our well-established orthopedic products distribution infrastructure in Europe.
In July 2006, we acquired a direct sales force in Canada through the acquisition of our longstanding distributor, Canada Microsurgical Ltd. (“Canada Microsurgical”). Canada Microsurgical has ten sales professionals who cover all of the provinces in Canada. The sales and distribution operations have enhanced our expanding Canadian business. We paid $5.8 million (6.4 million Canadian dollars) for Canada Microsurgical at closing, and $0.3 million in adjustments and transaction-related costs. In addition, we contracted to pay additional contingent future payments up to an additional $1.9 million (2.1 million Canadian dollars) over the three years following the date of acquisition, depending on the performance of the business. Pursuant to our agreement, we paid $1.4 million for 2007 and 2008.
In May 2006 we acquired all of the outstanding capital stock of Miltex Holdings, Inc. (“Miltex”) for $102.7 million in cash paid at closing, subject to certain adjustments, and $0.6 million of transaction-related costs. Miltex, based in York, Pennsylvania, is a leading provider of surgical and dental hand instruments to alternate site facilities, which includes physician and dental offices and ambulatory surgery care sectors. Miltex sells products under the Miltex®, Meisterhand®, Vantage®, Moyco™, Union Borach® and Thompson™ trademarks in over 65 countries, using a network of independent distributors. Miltex operates a manufacturing and distribution facility in York, Pennsylvania and also operates a leased facility in Tuttlingen, Germany, where Miltex’s staff coordinates design, production and delivery of instruments. Miltex also provides a broader platform to grow our business as it participates in the dental and veterinary markets.

In March 2006 we acquired the assets of the Radionics Division of Tyco Healthcare Group, L.P. for approximately $74.5 million in cash, subject to certain adjustments, including a $2.1 million reduction received in 2007, and $3.2 million of acquisition-related expenses. Radionics, based in Burlington, Massachusetts, is a leader in the design, manufacture and sale of advanced minimally invasive medical instruments in the fields of neurosurgery and radiation therapy. Radionics’ products include the CUSA Excel® ultrasonic surgical aspiration system, the CRW® stereotactic system, the XKnife® stereotactic radiosurgery system, and the OmniSight® EXcel image guided surgery system. This acquisition increased our global neurosurgery product offering, positioned us to offer new stereotactic surgery products, and secured our entry into the radiosurgery/radiotherapy and image-guided surgery device business.
RESTRUCTURING, INTEGRATION, AND MANUFACTURING AND DISTRIBUTION TRANSFER AND EXPANSION ACTIVITIES
Because of our ongoing acquisition strategy and significant growth in recent years, we have undertaken many cost-saving initiatives to consolidate manufacturing and distribution facilities and activities, eliminate duplicative positions, and realign various sales and marketing activities, and to expand and upgrade production capacity for our collagen-based products.
During 2007, we expanded our collagen manufacturing capacity in our Puerto Rico plant and, in 2008 we transferred certain manufacturing processes of some of our collagen-based product lines from our Plainsboro plant to the Puerto Rico plant. In connection with the acquisition of IsoTis, we closed the IsoTis facilities in Lausanne, Switzerland and Bilthoven, Netherlands, eliminated various sales, marketing and administrative positions in Europe and reduced various duplicative positions in Irvine, California. In connection with the acquisition of Precise Dental, we closed its facility in Canoga Park, California and integrated Precise’s procurement and distribution operations into our York, Pennsylvania dental operations. In 2007 we also closed the Alabama distribution facility acquired in the LXU Healthcare acquisition.
In 2008, we transferred the assembly of our Spinal Specialties brand of customized pain management kits from our San Diego, California manufacturing facility to our pain management kit assembly facility in Salt Lake City, Utah that was included in the assets acquired from Physician Industries, Inc. in May 2007. Additionally, in January 2008, we completed the integration of the LXU Healthcare acquisition and closed its administrative facility in Tucson, Arizona.
In connection with these restructuring activities, we recorded $0.5 million and $1.0 million in 2008 and 2006, respectively, for the estimated costs of employee termination benefits to be provided to the affected employees and related facility exit costs. In 2007 we reversed $0.5 million of previously recorded employee termination costs because our initial estimates exceeded actual costs.
While we expect a positive impact from ongoing restructuring, integration and manufacturing transfer and expansion activities, such results remain uncertain.
RESULTS OF OPERATIONS
Net income in 2008 was $27.7 million, or $0.96 per diluted share, as compared to net income of $25.7 million, or $0.86 per diluted share, in 2007 and net income of $28.3 million, or $0.96 per diluted share, in 2006.
Special Charges
Income before taxes for 2008, 2007 and 2006 include the following special charges:

	2008	2007	2006
	(In thousands)

SPECIAL CHARGES
Acquired in-process research and development	$25,240	$4,600	$5,875
Stock-based compensation charge from renewal of Chief Executive Officer’s employment agreement and other related charges	18,356	—	—
Inventory fair market value purchase accounting adjustments	6,667	4,238	4,640
Impairment of inventory and other assets related to discontinued or withdrawn product lines	1,207	2,806	1,578
Incremental professional and bank fees related to delayed filing of the 2007 Annual Report on Form 10-K	1,041	1,389	—
Facility consolidation, manufacturing and distribution transfer, and System integration costs	1,035	1,106	936

	2008	2007	2006
	(In thousands)

Involuntary employee termination costs	—	(388)	1,035
Other acquisition-related costs	346	—	—
Charges related to litigation matters or disputes	437	—	—
Charges recorded in connection with terminating defined benefit plans	372	—	—
Intangible asset impairment charges	—	1,688	—
Non-cash interest expense related to the application of FSP APB 14-1	12,471	13,364	1,878
Charges associated with convertible debt exchange offer	—	—	1,879
Charges associated with termination of interest rate swap	—	—	1,425

Total	$67,172	$28,803	$19,246

Of these amounts, $8.8 million, $8.7 million, and $5.9 million were charged to cost of product revenues for the years ended December 31, 2008, 2007, and 2006, respectively, $25.2 million, $4.6 million, and $7.5 million were charged to research and development expense for the same periods, and $20.7 million, $1.7 million, and $1.1 million were charged to selling, general and administrative expenses for the same periods. The remaining amounts were primarily charged to amortization expense, interest expense and other expense.
We believe that the separate identification of these special charges provides important supplemental information to investors regarding financial and business trends relating to our financial condition and results of operations. Investors may find this information useful in assessing comparability of our operating performance from period to period, against the business model objectives established by management, and against other companies in our industry. We provide this information to investors so they can analyze our operating results in the same way that management does and to use this information in their assessment of our core business and their valuation of Integra.
Special charges are typically defined as charges for which the amounts and/or timing of such expenses may vary significantly from period-to-period, depending upon our acquisition, integration, and restructuring activities, or for which the amounts are not expected to recur at the same magnitude as we further expand our finance department and implement certain tax planning strategies. We believe that, given our ongoing strategy of seeking acquisitions, our continuing focus on rationalizing our existing manufacturing and distribution infrastructure and our continuing review of various product lines in relation to our current business strategy, certain of the special charges discussed above could recur with similar materiality in the future.
Total Revenues and Gross Margin

	2008	2007	2006
	(In thousands)

Integra NeuroSciences	$256,869	$242,631	$200,808
Integra Orthopedics	217,953	143,917	110,209
Integra Medical Instruments	179,782	163,911	108,280

Total revenues	654,604	550,459	419,297
Cost of product revenues	252,826	214,674	168,314

Gross margin	$401,778	$335,785	$250,983

Gross margin as a percentage of revenues	61%	61%	60%
In 2008, total revenues increased $104.1 million, or 19%, over 2007 to $654.6 million. Sales of products acquired since the beginning of 2007 comprised approximately $86.2 million of this increase, and changes in foreign currency exchange rates had a $5.6 million favorable effect on 2008 revenues. Sales of our extremity reconstruction implants, Integra™ dermal repair products and Integra Mozaik™ osteoconductive scaffold for spinal fusion contributed significantly to revenue growth in 2008 and increased in excess of 20% over 2007. This growth resulted primarily from the continued expansion in our direct sales force. Modest increases in our intracranial monitoring systems, DuraGen® family of dural repair products, MAYFIELD® cranial stabilization systems, Jarit® line of handheld surgical instruments, and Radionics® image-guided surgery and stereotactic radio surgery system primarily drove the remainder of the growth in revenues in 2008.

In 2007, total revenues increased $131.2 million, or 31%, over 2006 to $550.5 million. Sales of products acquired since the beginning of 2006 constituted approximately $90.9 million of this increase, and changes in foreign currency exchange rates had a $7.4 million favorable effect on 2007 revenues. Sales of our extremity reconstruction implants, MAYFIELD® cranial stabilization systems, Integra Mozaik™ osteoconductive scaffold for spinal fusion, and private label products contributed significantly to revenue growth in 2007 and all increased in excess of 20% over 2006. Modest increases in our intracranial monitoring systems, DuraGen® family of dural repair products, Integra™ dermal repair products, and the Jarit® line of handheld surgical instruments primarily drove the remainder of our growth in revenues in 2007.
In 2006, total revenues increased $141.4 million, or 51%, over 2005 to $419.3 million. Sales of products acquired since the beginning of 2005 constituted approximately $104.1 million of this increase, and changes in foreign currency exchange rates had a $0.6 million favorable effect on 2006 revenues. Sales of our extremity reconstruction implants, Integra™ dermal repair products, and private label products contributed significantly to revenue growth in 2007, and all increased in excess of 30% over 2005. Modest increases in our cranial access and external drainage systems and the Jarit line of handheld surgical instruments primarily drove the remainder of our growth in revenues in 2006.
With our global reach, we generate revenues in multiple foreign currencies, including euros, British pounds, Swiss francs, Canadian dollars, Japanese yen and Australian dollars. Accordingly, we will experience currency exchange risk with respect to those foreign currency denominated revenues.
We have generated our revenue growth primarily through acquisitions, new product launches, market share gains achieved through increased direct sales and marketing efforts worldwide and annual price increases. We expect to drive future revenue growth by continuing to launch new products and acquire businesses and products that can be sold through our existing sales organizations and by gaining additional market share through the expansion of our Integra Extremity Reconstruction and Integra Spine sales organizations in the U.S. and leveraging the distribution channels in our Integra Spine, Integra NeuroSciences, and Integra OrthoBiologics sales organizations to broaden each organization’s access to spine surgeons. We believe that the biggest opportunities for revenue growth exist in the extremity reconstruction and spine markets.
We expect that the following factors will temper sales growth in the short term: reduced spending by hospitals on capital equipment, the occurrence of fewer elective surgical procedures in the current global recessionary economic environment, the recent strengthening of the U.S. dollar against the foreign currencies in which certain of our revenues are denominated, and our recent elimination of many of the product lines that we distributed for third parties. However, we do expect these factors to produce a benefit in our gross margin as a percentage of revenue because most of our capital equipment products and products distributed for third parties tend to generate lower gross margins as compared to our other products and, over time, because the U.S. dollar cost of products that we manufacture outside the U.S. or procure in foreign currencies will also be reduced as the U.S. dollar strengthens against those foreign currencies.
While most of our products are not used in elective surgical procedures, approximately 10% of our revenues in 2008 consisted of sales of capital equipment. Given the current economic conditions, hospital spending on capital equipment is widely expected to decrease in 2009 and potentially beyond. With our large installed base of capital equipment, such as Camino® intracranial pressure monitors, CUSA® ultrasonic surgical systems, and Radionics® image-guided surgery and stereotactic radio surgery systems, we expect to continue to generate revenue growth from the related disposable products. In addition, we plan to focus on generating more revenues from service and repair agreements on the installed base of capital equipment, as hospitals reduce spending on new capital equipment. We are also exploring other revenue generating alternatives with respect to our capital equipment, such as leasing programs.
Because our business is focused on developing, manufacturing and marketing products developed internally or acquired, we have eliminated distributed product lines that represent approximately 54% of the original revenues of the LXU Healthcare business that we acquired in May 2007. One of our main objectives is to increase the gross margin as a percentage of our revenues. Because we did not own the rights to the products that the LXU Healthcare business distributed for third parties, the gross margins on those products were generally lower than those earned on products that we develop internally or acquire.
Gross margin as a percentage of revenues was 61% in 2008, 61% in 2007, and 60% in 2006. Cost of product revenues in 2008, 2007 and 2006, respectively, included $6.7 million, $4.2 million, and $4.6 million in fair value inventory purchase accounting adjustments recorded in connection with acquisitions. The following charges negatively affected our gross margin: in 2008, $1.2 million associated with discontinued or withdrawn product lines; and, in 2007, $2.8 million associated with discontinued or withdrawn product lines and $0.8 million technology-related intangible asset impairments. In 2008, 2007, and 2006, respectively, cost of product revenues included $4.8 million, $4.2 million, and $2.8 million of intangible asset amortization for technology-based intangible assets.
In 2009, we expect our consolidated gross margin to increase because sales of our higher gross margin implant products, particularly those from the recently acquired Theken business, are expected to continue to increase as a proportion of total revenues. Additionally, we expect that our gross margin as a percentage of sales will improve over time if the U.S. dollar continues to strengthen against the euro and British pound, as such a strengthening would lower the U.S. dollar cost of products we manufacture at our European plants and the large proportion of the handheld surgical instruments that we procure in euros. Although we continuously identify and implement programs to reduce costs at our manufacturing plants and to manage our inventory more efficiently, gross margin improvements in our business are expected to continued to result primarily from changes in sales mix to a larger proportion of sales of our higher gross margin implant products.

Other Operating Expenses
The following is a summary of other operating expenses as a percent of total revenues:

	2008	2007	2006
Research and development	9%	6%	6%
Selling, general and administrative	43%	41%	38%
Intangible asset amortization	2%	2%	2%
RESEARCH AND DEVELOPMENT. Research and development expenses increased to $60.5 million in 2008, compared to $30.7 million in 2007. Research and development expenses in 2008, 2007 and 2006, respectively, included $25.2 million, $4.6 million, and $5.9 million of in-process research and development charge related to the Theken, IsoTis, and KMI acquisitions, respectively. To date, we have successfully launched one-half of the products underlying the in-process research and development charge from the IsoTis acquisition, while others are still in development. We have terminated the projects underlying the in-process research and development charge from the KMI acquisition. Additionally, in 2006 we recognized a $1.6 million impairment of inventory and fixed assets associated with a discontinued project for the development of an ultrasonic aspirator system. We discontinued this project in June 2006 following our review of our existing technology and the ultrasonic aspirator technology acquired in the Radionics acquisition. We determined that there was no future, alternative use for the inventory or fixed assets in any other development project.
Excluding acquisition-related and other special charges, we target future spending on research and development to be between 5% and 6% of total revenues. Most of this planned spending for 2009 is concentrated on product development efforts for our spine, neurosurgery and extremity reconstruction product lines, for which we have more than 50 active development projects planned. Additionally, we are continuing the multi-center clinical trial being conducted under an FDA IDE, initiated in 2006 to support FDA approval of the DuraGen Plus® Adhesion Barrier Matrix product in the U.S. and the clinical trial initiated in 2008 to support FDA approval of expanded claims for our Integra® Dermal Regeneration Template product.
In 2008, research and development expenses as a percentage of revenue increased three percentage points to 9%. The $29.8 million increase to $60.5 million resulted largely from the $25.2 million (approximately 4% of revenue) in-process research and development charge recorded in connection with the Theken acquisition. The remaining increase is primarily related to ongoing expenses from the recently acquired Theken businesses, and from owning the IsoTis business for a full year in 2008, and from increased spending on our DuraGen Plus® Adhesion Barrier Matrix clinical trial.
The $25.2 million in-process research and development charge recorded in connection with the Theken acquisition represents the estimated fair value of acquired development projects that had not yet reached technological feasibility and had no alternative future use. The fair value of this in-process research and development was determined by estimating the costs to develop the acquired technology into commercially viable products and estimating the net present value of the resulting net cash flows from these projects. These cash flows were based on our best estimates of revenue, cost of sales, research and development costs, selling, general and administrative costs and income taxes from the development projects. A summary of the estimates used to calculate the net cash flows for the projects is as follows:

		Discount Rate
	Year net cash	Including Factor
	In-Flows	to Account for	Acquired In-
	Expected to	Uncertainty of	Process Research
Project	Begin	Success	and Development
eDisc artificial lumbar disc	2013	23%	$ 13.0 million
eDisc artificial cervical disc	2016	23%	7.2 million
Spinal fixation implants	2009	15%	4.7 million
All other	2009	15%	0.3 million
The eDisc is a unique elastomer disc is intended to restore disc height while maintaining motion over the long term. An electrical version of the eDisc will add the functionality of force sensing in the implant to improve patient recovery by providing alerts postoperatively to the patient via a pager. The spinal fixation implants are structural fixation devices to immobilize the spine in order to promote fusion. Fusion has been shown to reduce pain due to degenerative disc disease and other conditions of the spine. The products are made of either implant grade titanium or implant grade polyetherethereketone and are designed for ease of use to reduce operating room time through fewer parts and fewer steps. The function of the implants is to stabilize the spine to a degree and time period necessary for the growth of bone to occur and provide biologic stability for the long term. There are thirteen different implant systems currently in various stages of development.

We continuously monitor our research and development projects. We believe that the assumptions used in the valuation of these acquired development projects represent a reasonably reliable estimate of the future benefits attributable to the acquired in-process research and development. No assurance can be given that actual results will not deviate from those assumptions in future periods.
Research and development expenses in each of 2007 and 2006 remained consistent at 6% of revenues.
SELLING, GENERAL AND ADMINISTRATIVE. Excluding special charges, we target future selling, general and administrative expenses at between 39% and 41% of revenues. In 2008, selling, general and administrative expenses as a percentage of revenue increased two percentage points to 43%. The $55.8 million increase in 2008 to $281.0 million included an $18.0 million (approximately 3% of revenue) non-cash, stock-based compensation charge recorded in connection with the renewal of our chief executive officer’s employment agreement. Additional increases in 2008 resulted from a significant expansion of our corporate staff, particularly in our finance department, to address multiple material weaknesses in our internal controls over financial reporting, $11.3 million of ongoing operating expenses from the recently acquired Theken businesses, from owning the businesses acquired in 2007 for a full year in 2008, increased expenses associated with headcount expansion in our European headquarters in Lyon, France and from a higher sales commission structure applicable to the Integra Spine distribution channel that was acquired through the Theken acquisition. In the fourth quarter of 2008, we reduced approximately $4.6 million of cash bonuses that had been accrued through the first three quarters of the year because we decided not to pay cash bonuses for 2008 to most of our employees. We had previously accrued these bonuses because, based on the financial results for the first three quarters of the year, it was probable at that time that such bonuses would be earned and paid. Based on our reduced revenue forecast and particularly the lack of capital product orders, the disruption in the credit markets and the uncertainty of its duration, we currently do not anticipate accruing or paying cash bonuses for most of our employees in 2009.
In 2007, the three percentage point increase in selling, general and administrative expenses as a percentage of revenues to 41% resulted primarily from substantial increases in the size of our selling organizations, particularly for spine and extremity reconstruction, higher expenses for corporate staff, consulting, and professional fees arising from the delayed completion of our financial reporting process, and higher costs in connection with our recent investments in our infrastructure, including the continued implementation of an enterprise business system. The increase in selling, general and administrative expenses in 2007 included $12.1 million of expenses from businesses acquired in 2007 and increases resulting from reporting a full year of expenses for businesses that were acquired in 2006.
For 2008, 2007 and 2006, respectively, we reported $31.7 million (inclusive of a stock-compensation charge and related expenses of $18.4 million relating to grants made in connection with the renewal of our CEO’s employment agreement), $14.3 million and $13.1 million of stock-based compensation charges in selling, general and administrative expenses.
For 2009, we expect that the increase from a full year of expenses related to the recent expansion of our corporate staff will grow at a slower rate than revenues. Additionally, we plan to decrease expenses from reduced participation in certain trade shows and mass print advertising campaigns and focus more on direct marketing. We expect, however, that additional selling expenses related to the higher sales commission structure of the Integra Spine sales organization and further expansion of the Integra Extremity Reconstruction and Integra Spine sales organizations will largely offset these decreased expenses.
Additionally, the implementation of FASB Statement No. 141(R), Business Combinations (“Statement 141(R)”) on January 1, 2009 could result in an increase or decrease in future selling, general and administrative and other operating expenses, depending upon the extent of our acquisition-related activities going forward. Statement 141(R) changes the practice for accounting for business combinations, such as requiring that we (1) expense transaction costs as incurred, rather than capitalizing them as part of the purchase price; (2) record contingent consideration arrangements and pre-acquisition contingencies, such as legal issues, at fair value at the acquisition date, with subsequent changes in fair value recorded in the income statement; (3) capitalize the fair value of acquired research and development assets separately from goodwill, whereas we previously determined the acquisition-date fair value and then immediately charged the value to expense; and (4) limit the conditions under which restructuring expenses can be accrued in the opening balance sheet of a target to only those where the requirements in FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, would have been met at the acquisition date.
INTANGIBLE ASSET AMORTIZATION. In 2008, amortization expense (excluding amounts reported in cost of product revenues for technology-based intangible assets) increased to $12.9 million because of amortization on intangible assets acquired through our business acquisitions. In 2007, amortization expense (excluding amounts reported in cost of product revenues) increased to $12.6 million because of amortization on intangible assets acquired through our business acquisitions and $0.9 million of impairment charges recorded against certain tradename intangible assets.

Including the impact of intangible assets acquired in 2008, we expect total annual amortization expense (including amounts reported in cost of product revenues) to be approximately $19.0 million in 2009, $16.6 million in 2010, $16.4 million in 2011, $16.1 million in 2012, $13.4 million in 2013 and $94.5 million thereafter.
Non-Operating Income and Expenses
We recorded interest income on our invested cash and marketable debt securities of $2.1 million, $3.6 million, and $2.2 million in 2008, 2007, and 2006, respectively. Interest income decreased in 2008 because of lower yields on invested cash and cash equivalents.
Interest expense primarily relates to the $165 million principal amount of outstanding convertible notes due June 2010, $165 million principal amount of outstanding convertible notes due June 2012, $120 million principal amount of convertible notes that matured or were converted in March 2008, a related interest rate swap agreement, which was terminated in September 2006, and interest and fees relating to our $300 million senior secured credit facility. In 2008, 2007, and 2006, we recorded interest expense to be paid in cash of $9.1 million, $7.7 million, and $3.0 million, respectively, in connection with our convertible notes, interest expense resulting from the non-cash amortization of imputed interest as a result of the adoption of FSP APB 14-1 of $12.5 million, $13.4 million and $1.9 million, respectively, and interest expense to be paid in cash of $5.5 million, $3.7 million, and $4.0 million, respectively, in connection with the credit facility.
The increase in interest expense in 2008 is related to a full year of interest expense and related amortization of imputed interest associated with the $330 million of senior convertible notes that we issued in June 2007 and increased borrowings under our credit facility, which were offset by a decrease in interest expense and related amortization of imputed interest associated with the $120 million of convertible notes that matured or were converted in March 2008. In 2008, we made borrowings of $260 million under our credit facility primarily to pay down the $120 million of convertible notes that matured or were converted in March and April 2008, to finance acquisitions and for general corporate purposes.
The increase in interest expense for 2007 is related to the interest expense and related amortization of imputed interest associated with the $330 million of senior convertible notes we issued in June 2007, which was offset by a decrease in interest expense associated with lower borrowings under our credit facility, which was paid down in full in June 2007.
Interest expense for 2006 included a $1.2 million write-off of unamortized debt issuance costs related to the old convertible notes discussed below and interest associated with increased borrowings under our credit facility. In 2006, we made additional net borrowings of $100 million under our credit facility.
In September and October 2006, we exchanged $119.5 million (out of a total of $120.0 million) of our old 2.5% contingent convertible subordinated notes that matured in March 2008 for the equivalent amount of new notes. See Note 5, “Debt,” to the financial statements for a further discussion. In connection with the exchange of these convertible notes, we recorded a $1.2 million write-off of the unamortized debt issuance costs and $0.3 million of fees associated with the old contingent convertible notes that were exchanged.
We recorded a $0.4 million liability related to the estimated fair value of the additional interest (“contingent interest”) on these convertible notes that matured in March 2008 at the time the notes were issued in 2003. At each balance sheet date, we marked the contingent interest obligation to its estimated fair value, which was the same under the old and new notes, with changes in the fair value recorded to interest expense. In 2007 and 2006, we recorded $0.7 million and $0.4 million, respectively, of interest expense associated with changes in the estimated fair value of the contingent interest obligation. In 2008, we did not record any interest expense associated the contingent interest obligation, because at December 31, 2007 we had marked it to a fair value of $1.8 million, which was the amount of additional interest we paid in March 2008 upon maturity of the notes.
Our reported interest expense for the years ended December 31, 2008, 2007, and 2006 included $2.4 million, $1.8 million, and $0.6 million, respectively, of non-cash amortization of debt issuance costs.
In August 2003, we entered into an interest rate swap agreement with a $50.0 million notional amount to hedge the risk of changes in fair value attributable to interest rate risk with respect to a portion of our fixed-rate convertible notes that matured in March 2008. The interest rate swap agreement was scheduled to terminate in March 2008, subject to early termination upon the occurrence of certain events, including redemption or conversion of the convertible notes. In September 2006, we terminated this interest rate swap agreement in connection with the exchange of our convertible notes. The interest rate swap agreement qualified as a fair value hedge under SFAS No. 133, as amended “Accounting for Derivative Instruments and Hedging Activities.” The net amount to be paid or received under the interest rate swap agreement was recorded as a component of interest expense.

We paid the counterparty approximately $2.2 million in connection with the termination of the swap, consisting of a $0.6 million payment of accrued interest and a $1.6 million payment representing the fair market value of the interest rate swap on the termination date, which we had already accrued. Historically, the net difference between changes in the fair value of the interest rate swap and the contingent convertible notes represented the ineffective portion of the hedging relationship, and this amount was recorded in other income/(expense), net. In 2006, we recorded a $0.1 million benefit from the ineffective portion of the hedging relationship.
Our net other income (expense) decreased in 2008 by ($3.9) million of expense to ($0.9) million of net expense. This change includes a decrease in foreign exchange net gains of $2.6 million and asset disposals of $0.5 million. Our net other income (expense) increased in 2007 by $5.0 million to $3.0 million of income. In 2006, we recognized $1.4 million in other expense related to the interest rate swap termination (see Note 6, “Derivative Instruments,” for a further discussion) and $1.1 million in losses on the sale of assets. In 2007, we recognized $2.2 million in income related to currency transaction and translation gains at foreign affiliates.
Income Taxes
Our effective income tax rate was (49.6)%, 44.9% and 39.0% of income before income taxes in 2008, 2007 and 2006, respectively. The decrease in 2008 resulted primarily from a tax benefit of $10.0 million associated with the restructuring of our German operations, as well as, the additional deferral in 2008 of income earned in low tax jurisdictions. The 2007 and 2006 effective income tax rates, respectively, include a $4.6 million and $2.1 million charge for the write-off of in-process research and development related to acquisitions, which are non-deductible for tax purposes.
Our effective tax rate could vary from year to year depending on, among other factors, the geographic and business mix of taxable earnings and losses. We consider these factors and others, including our history of generating taxable earnings, in assessing our ability to realize deferred tax assets. We expect our effective income tax rate for 2009 to increase as compared to 2008 and to be between 30% and 35%.
The net decrease in our tax asset valuation allowance was $5.0 million in 2008. Our tax asset valuation allowance increased by $39.4 million in 2007 and decreased $3.5 million in 2006.
A valuation allowance of $36.0 million is recorded against the remaining $114.4 million of net deferred tax assets recorded at December 31, 2008. We currently track the deferred tax asset associated with the tax original issued discount and the deferred tax liability associated with the debt discount resulting from adoption of FSP APB 14-1 separately, and therefore, upon such adoption, the net deferred tax asset balance remained the same, while the net deferred tax liability increased. This valuation allowance relates to deferred tax assets for certain expenses which will be deductible for tax purposes in very limited circumstances and for which we believe it is unlikely that we will recognize the associated tax benefit. We do not anticipate additional income tax benefits through future reductions in the valuation allowance. However, if we determine that we would be able to realize more or less than the recorded amount of net deferred tax assets, we will record an adjustment to the deferred tax asset valuation allowance in the period such a determination is made.
At December 31, 2008 we had net operating loss carryforwards of $21.2 million for federal income tax purposes, $152.8 million for foreign income tax purposes and $62.0 million for state income tax purposes to offset future taxable income. The federal net operating loss carryforwards expire through 2027, $98.4 million of the foreign net operating loss carryforwards expire through 2018 with the remaining $54.4 million having an indefinite carry forward period. The state net operating loss carry forwards expire through 2028.
At December 31, 2008, certain of our subsidiaries had unused net operating loss carryforwards and tax credit carryforwards arising from periods prior to our ownership which expire through 2027. The Internal Revenue Code limits the timing and manner in which we may use any acquired net operating losses or tax credits.
We do not provide income taxes on undistributed earnings of non-U.S. subsidiaries because such earnings are expected to be permanently reinvested. Undistributed earnings of foreign subsidiaries totaled $72.7 million, $40.1 million, and $21.9 million at December 31, 2008, 2007, and 2006, respectively.

INTERNATIONAL REVENUES AND OPERATIONS
Revenues by major geographic area are summarized below:

				Other
	United States	Europe	Asia Pacific	Foreign	Consolidated
	(In thousands)

2008	$494,459	$98,848	$28,509	$32,788	$654,604
2007	417,035	85,764	21,399	26,261	550,459
2006	317,503	77,100	12,315	12,379	419,297
In 2008, revenues from customers outside the U.S. totaled $160.1 million or 24% of consolidated revenues, of which approximately 62% were sales to European customers. Revenues from customers outside the U.S. included $116.7 million of revenues generated in foreign currencies.
In 2007, revenues from customers outside the U.S. totaled $133.4 million or 24% of consolidated revenues, of which approximately 64% were sales to European customers. Revenues from customers outside the U.S. included $94.5 million of revenues generated in foreign currencies.
In 2006, revenues from customers outside the U.S. totaled $101.8 million or 24% of consolidated revenues, of which approximately 76% were sales to European customers. Revenues from customers outside the U.S. included $57.6 million of revenues generated in foreign currencies.
With our global reach, we generate revenues and incur operating expenses in multiple foreign currencies, including euros, British pounds, Swiss francs, Canadian dollars, Mexican pesos, Japanese yen and Australian dollars. Accordingly, we will experience currency exchange risk with respect to those foreign currency denominated revenues and operating expenses.
We currently do not hedge our exposure to operating foreign currency risk. Accordingly, either a strengthening or a weakening of the dollar against individual foreign currencies could reduce future gross margins and operating margins. We will continue to assess the potential effects that changes in foreign currency exchange rates could have on our business. If we believe this potential impact presents a significant risk to our business, we may enter into derivative financial instruments to mitigate this risk.
Additionally, we generate significant revenues outside the U.S., a portion of which are U.S. dollar-denominated transactions conducted with customers who generate revenue in currencies other than the U.S. dollar. As a result, currency fluctuations between the U.S. dollar and the currencies in which those customers do business may have an impact on the demand for our products in foreign countries.
Local economic conditions, regulatory or political considerations, the effectiveness of our sales representatives and distributors, local competition and changes in local medical practice all could combine to affect our sales into markets outside the U.S.
Relationships with customers and effective terms of sale frequently vary by country, often with longer-term receivables than are typical in the U.S.
LIQUIDITY AND CAPITAL RESOURCES

	December 31,
	2008	2007
	(in millions)
Cash and cash equivalents	$183.5	$57.3
Short term borrowings and long-term debt	(559.5)	(406.7)
Net cash position	$(376.0)	$(349.4)
We believe that our liquidity remains strong. We believe that our existing cash, future cash expected to be generated from operations, and our remaining $40.0 million of borrowing capacity under our senior secured revolving credit facility, if needed, will satisfy our foreseeable working capital and capital expenditure requirements for at least the next twelve months. The decrease in our net cash position at December 31, 2008 primarily results from the $86.9 million in cash that we paid for acquisitions in 2008 that exceeded the $72.6 million of cash generated from operations. The largest of these acquisitions, Theken, which was acquired for $75.0 million in cash paid at closing in July 2008, was financed through additional borrowings under our revolving credit facility. We do not expect to invest as much cash for acquisitions in 2009 as we did in 2008, unless we are able to obtain alternate sources of financing to fund such future acquisitions at the same levels we did in 2008.

Our non-U.S. subsidiaries hold cash and cash equivalents that are available for use by all of our operations around the world. However, if these funds were repatriated to the U.S. or used for U.S. operations, the amounts could be subject to U.S. tax for the incremental amount in excess of the foreign tax paid.
We currently do not have any investments in marketable securities with purchased maturities greater than three months. Our current investment strategy seeks to preserve capital and maintain an adequate level of liquidity at all times.
Cash Flows
We generated positive operating cash flows of $72.6 million, $47.0 million, and $71.7 million in 2008, 2007, and 2006, respectively. Operating cash flows increased in 2008 primarily from higher net income, as adjusted for the $25.2 million in-process research and development charge from the Theken acquisition, for which the related cash paid is reported as an investing activity, and the $18.0 million non-cash, stock-based compensation charge recorded in connection with the renewal of our chief executive officer’s employment agreement. Operating cash flows in 2007 were lower primarily as a result of higher cash payments for income taxes in 2007 following the utilization of substantially all of our net operating loss carryforwards in 2006 and higher levels of working capital in 2007, particularly from substantial investments in inventory. In 2008, 2007, and 2006, changes in working capital items reduced operating cash flows by $26.4 million, $22.5 million, and $1.2 million, respectively. In 2008, operating cash flows included non-cash charges of $25.2 million and $32.6 million relating to in-process research and development and stock-based compensation, respectively. Additionally, the reduction of inventory provided $10.8 million of net cash flows while the payment of income taxes used $41.2 million and the reduction of other operating liabilities, including those acquired through acquisitions, used $17.3 million. In 2007, we invested significantly in inventory because of the commencement of our manufacturing plant in Ireland and to support greater extremity reconstruction and surgical instrument sales. In 2008, we took actions to reduce our inventories to levels more consistent with prior trends and we are continuing these efforts in 2009.
Our principal uses of funds for the year ended December 31, 2008 were $119.6 million in repayment on our 2 1/2% contingent convertible notes that matured in March 2008, $86.9 million for acquisition consideration, and $13.4 million in capital expenditures. In addition to the $72.6 million in operating cash flows we generated in 2008, we borrowed $260.0 million under our revolving credit facility, and we received $11.5 million from the issuance of common stock through the exercise of stock options during the period. The borrowings under our revolving credit facility were used to repay the contingent convertible notes that matured in March 2008, to finance acquisitions and for general corporate purposes.
Our principal uses of funds for the year ended December 31, 2007 were $100.0 million in net repayments on our credit facility, $100.8 million for acquisition consideration, $106.5 million paid for the purchase of 2.2 million shares for our common stock, and $22.6 million in capital expenditures. In addition to the $47.0 million in operating cash flows that we generated in 2007, we received $295.1 million in net cash proceeds from the issuance of senior convertible notes, which is net of the purchase of call options and sale of warrants, and $18.8 million from the issuance of common stock through the exercise of stock options during the period.
In 2006, we used $228.7 million for acquisition consideration, $70 million for the purchase of 1.8 million shares for our common stock and $11.5 million in capital expenditures. We received $109.9 million in cash from sales and maturities of available for sale securities, net of purchases. In addition to the $71.7 million in operating cash flows that we generated in 2006, we received $15.9 million from the issuance of common stock through the exercise of stock options during the period and $98.5 million from net borrowings under our credit facility.
Working Capital
At December 31, 2008 and 2007, working capital was $322.6 million and $148.3 million, respectively.
Convertible Debt and Related Hedging Activities
We pay interest each June 1 and December 1 on our $165 million senior convertible notes due June 2010 (“2010 Notes”) at an annual rate of 2.75% and on our $165 million senior convertible notes due June 2012 (“2012 Notes” and, collectively with the “2010 Notes”, the “Notes”) at an annual rate of 2.375%. In 2008, we paid an aggregate amount of $0.1 million to holders of the Notes as liquidated damages for failure to maintain the effectiveness of the registration statements that permit resales of the common stock issuable upon conversion of the Notes, which failure was caused by our inability to timely file our Annual Report on Form 10-K for the year ended December 31, 2007. Payments of the liquidated damages amount were made at the same time that ordinary interest payments were made to the holders of the Notes.

The Notes are senior, unsecured obligations of Integra, and are convertible into cash and, if applicable, shares of our common stock based on an initial conversion rate, subject to adjustment, of 15.0917 shares per $1,000 principal amount of notes for the 2010 Notes and 15.3935 shares per $1,000 principal amount of notes for the 2012 Notes (which represents an initial conversion price of approximately $66.26 per share and approximately $64.96 per share for the 2010 Notes and the 2012 Notes, respectively.) We expect to satisfy any conversion of the Notes with cash up to the principal amount of the applicable series of Notes pursuant to the net share settlement mechanism set forth in the applicable indenture and, with respect to any excess conversion value, with shares of our common stock. The Notes are convertible only in the following circumstances: (1) if the closing sale price of our common stock exceeds 130% of the conversion price during a period as defined in the indenture; (2) if the average trading price per $1,000 principal amount of the Notes is less than or equal to 97% of the average conversion value of the Notes during a period as defined in the indenture; (3) at any time on or after December 15, 2009 (in connection with the 2010 Notes) or anytime after December 15, 2011 (in connection with the 2012 Notes); or (4) if specified corporate transactions occur. The issue price of the Notes was equal to their face amount, which is also the amount holders are entitled to receive at maturity if the Notes are not converted. As of December 31, 2008, none of these conditions existed and, as a result, the $330 million aggregate balance of the 2010 Notes and the 2012 Notes is classified as long-term.
The Notes, under the terms of the private placement agreement, are guaranteed fully by Integra LifeSciences Corporation, a subsidiary of Integra. The 2010 Notes rank equal in right of payment to the 2012 Notes. The Notes are Integra’s direct senior unsecured obligations and rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness.
On March 19, 2008 and April 9, 2008, we received notices of default from the trustee related to the failure to timely provide the trustee with a copy of our Annual Report on Form 10-K for the year ended December 31, 2007. The default under the indentures was cured by May 18, 2008 (60 days from the date of the earlier notice of default) without penalty.
In connection with the issuance of the Notes, we entered into call transactions and warrant transactions, primarily with affiliates of the initial purchasers of the Notes (the “hedge participants”), in connection with each series of Notes. The cost of the call transactions to us was approximately $46.8 million. We received approximately $21.7 million of proceeds from the warrant transactions. The call transactions involved our purchasing call options from the hedge participants, and the warrant transactions involved us selling call options to the hedge participants with a higher strike price than the purchased call options.
The initial strike price of the call transactions is (1) for the 2010 Notes, approximately $66.26 per share of Common Stock, and (2) for the 2012 Notes, approximately $64.96, in each case subject to anti-dilution adjustments substantially similar to those in the Notes. The initial strike price of the warrant transactions is (i) for the 2010 Notes, approximately $77.96 per share of Common Stock and (ii) for the 2012 Notes, approximately $90.95, in each case subject to customary anti-dilution adjustments.
We may from time to time seek to retire or purchase our outstanding Notes through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. Under certain circumstances, the call options associated with any repurchased Notes may terminate early, but only with respect to the number of Notes that cease to be outstanding. The amounts involved may be material.
Neither the 2010 Notes nor the 2012 Notes are rated by any credit rating agency.
We paid interest on our $120 million contingent convertible subordinated notes that matured in March 2008 (“2008 Notes”) at an annual rate of 2 1/2%. Upon maturity of the 2008 Notes, we also paid $1.8 million of contingent interest because our common stock price was greater than $37.56 at thirty days prior to their maturity. Because the market price of our common stock was greater than $37.56 per share, holders of the 2008 Notes were able to convert the notes prior to maturity. In March 2008, we repaid the 2008 Notes upon conversion or maturity by issuing approximately 768,000 shares of our common stock and paying $119.6 million in cash. There were no financial covenants associated with the 2008 Notes.
In conjunction with the 2008 Notes, we had previously recognized a deferred tax liability related to the conversion feature of the debt. Due to the repayment of the 2008 Notes, we reversed the remaining balance of the deferred tax liability which resulted in the recognition of a $2.4 million valuation allowance on a deferred tax asset, a $4.8 million increase to current income taxes payable and $11.5 million of additional paid-in capital.
In 2006, we exchanged $119.5 million principal amount of new notes with a “net share settlement” mechanism for $119.5 million of our then outstanding 2008 Notes. The terms of the new notes were substantially similar to those of the old notes, except that the new notes had a net share settlement feature and included “takeover protection,” whereby we would pay a premium to holders who had converted their notes upon the occurrence of designated events, including a change in control. The net share settlement feature of the new notes required that, upon conversion of the new notes, we would pay holders in cash for up to the principal amount of the converted new notes, with any amount in excess of the cash amount settled, at our election, in cash or shares of our common stock.

Holders who exchanged their old notes in the exchange offer received an exchange fee of $2.50 per $1,000 principal amount of their old notes. We paid approximately $299,000 of exchange fees to tendering holders of the existing notes plus expenses totaling approximately $332,000 in connection with the offer.
In September 2006, we terminated our interest rate swap agreement with a $50 million notional amount to hedge the risk of changes in fair value attributable to interest rate risk with respect to a portion of the March 2008 Notes. See “Results of Operations — Non-Operating Income and Expenses.”
See Note 5, “Debt,” of our consolidated financial statements for additional information.
Senior Secured Revolving Credit Facility
In December 2005, we established a $200 million, five-year, senior secured revolving credit facility, which runs through December 2011. We amended the credit facility in February 2007 to increase the size of the credit facility to $300 million, which can be increased to $400 million should additional financing be required in the future. We plan to utilize the credit facility for working capital, capital expenditures, share repurchases, acquisitions, debt repayments and other general corporate purposes. In 2008, we borrowed an aggregate of $260.0 million against this facility, including $120.0 million borrowed in March 2008 to finance the $119.4 million pay down of our 2008 Notes upon their conversion or maturity, $80.0 million borrowed in July 2008 to fund the acquisition of Theken and for other general corporate purposes, and $60.0 million borrowed in October 2008 for general corporate purposes. As a result, we have $260.0 million of outstanding borrowings under our credit facility as of December 31, 2008.
We borrowed $98.5 million in 2006 for acquisition-related purposes and paid down the entire outstanding balance in June 2007 with a portion of the proceeds from the issuance of our $330 million of senior convertible notes.
The indebtedness under the credit facility is guaranteed by all but one of our domestic subsidiaries. Our obligations under the credit facility and the guarantees of the guarantors are secured by a first-priority security interest in all present and future capital stock of (or other ownership or profit interest in) each guarantor and substantially all of ours and the guarantors’ other assets, other than real estate, intellectual property and capital stock of foreign subsidiaries.
Borrowings under the credit facility bear interest, at our option, at a rate equal to (i) the Eurodollar Rate in effect from time to time plus an applicable rate (ranging from 0.375% to 1.25%) or (ii) the higher of (x) the weighted average overnight Federal funds rate, as published by the Federal Reserve Bank of New York, plus 0.5%, and (y) the prime commercial lending rate of Bank of America, N.A. plus an applicable rate (ranging from 0% to 0.25%). The applicable rates are based on a financial ratio at the time of the applicable borrowing.
We will also pay an annual commitment fee (ranging from 0.10% to 0.20%) on the daily amount by which the commitments under the credit facility exceed the outstanding loans and letters of credit under the credit facility.
The credit facility requires us to maintain various financial covenants, including leverage ratios, a minimum fixed charge coverage ratio and a minimum liquidity ratio. The credit facility also contains customary affirmative and negative covenants, including those that limit our and our subsidiaries’ ability to incur additional debt, incur liens, make investments, enter into mergers and acquisitions, liquidate or dissolve, sell or dispose of assets, repurchase stock and pay dividends, engage in transactions with affiliates, engage in certain lines of business and enter into sale and leaseback transactions. We amended the credit facility in September 2007 to accommodate the acquisition of IsoTis as well as other acquisitions. The amendment modified certain financial and negative covenants which include the addition of up to $14.7 million of cost savings to the calculation of our Consolidated EBITDA as well as an increase in the Total Leverage ratio from 4.0 to 4.5 to 1 through June 30, 2008. We were in compliance with all covenants at each balance sheet date.
In March and April 2008 we received waivers from the lenders under our credit facility related to the late completion of our audited financial statements for the year ended December 31, 2007. We included such financial statements in our Annual Report on Form 10-K filed on May 16, 2008. We also received an extension of the delivery date under the credit facility of our financial statements for the quarter ended March 31, 2008. We included such financial statements in our Quarterly Report on Form 10-Q filed on June 4, 2008. In addition, we obtained a waiver regarding a representation and warranty in the credit agreement relating to material weaknesses in our internal controls through November 15, 2008. We have since remediated the material weaknesses in our internal controls. Accordingly, we are now able to make additional borrowings under the revolving credit facility.

Share Repurchase Plans
In October 2007, our Board of Directors adopted a program that authorized us to repurchase shares of our common stock for an aggregate purchase price not to exceed $75.0 million through December 31, 2008. On October 30, 2008, our Board of Directors terminated the repurchase authorization it adopted in October 2007 and authorized us to repurchase shares of our common stock for an aggregate purchase price not to exceed $75.0 million through December 31, 2010. Shares may be purchased either in the open market or in privately negotiated transactions. We did not repurchase any shares of our common stock in 2008 under either of these programs.
During 2007 and 2006, we repurchased 2.2 million and 1.8 million shares, respectively, of our common stock under authorized share repurchase programs. We hold repurchased shares as treasury shares and may use them for general corporate purposes, including acquisitions and for issuance upon exercise of outstanding stock options and stock awards.
Dividend Policy
We have not paid any cash dividends on our common stock since our formation. Our revolving credit facility limits the amount of dividends that we may pay. Any future determinations to pay cash dividends on our common stock will be at the discretion of our Board of Directors and will depend upon our financial condition, results of operations, cash flows and other factors that the Board of Directors deems relevant.
Contractual Obligations and Commitments
As of December 31, 2008, we were obligated to pay the following amounts under various agreements:

		Less than	1-3	3-5	More than
	Total	1 year	Years	Years	5 years
	(In millions)
Convertible Securities — Long Term (1)	$330.0	$—	$165.0	$165.0	$—
Revolving Credit Facility (2)	260.0	100.0	160.0	—	—
Interest on Convertible Securities	23.6	8.5	10.2	4.9	—
Employment Agreements (3)	5.5	3.1	2.4	—	—
Operating Leases	22.8	4.3	9.8	2.8	5.9
Purchase Obligations	15.3	7.7	2.9	0.5	4.2
Minimum Royalty	1.0	0.6	0.2	0.2	—
Warranty Obligations	0.7	0.7	—	—	—
Pension Contributions	0.2	—	0.1	—	0.1

Total	$659.1	$124.9	$350.6	$173.4	$10.2

(1)
The estimated debt service obligation of the senior convertible securities includes interest expense representing the amortization of the discount on the liability component of the senior convertible notes in accordance with FSP APB 14-1. See Note 5, “Debt,” of our consolidated financial statements for additional information.

(2)
The Company makes regular borrowing and payments each month against the credit facility and considers $100 million of the outstanding amounts to be short-term in nature based on its current intent and ability. If additional borrowings are made in connection with, for instance, future acquisitions, this could impact the timing of when the Company intends to repay amounts under this credit facility which runs through December 2011.

(3)	Amounts shown under Employment Agreements do not include executive compensation or compensation resulting from a change in control relating to our executive officers.
In addition, the terms of the purchase agreements executed in connection with certain acquisitions we closed in the last several years require us to make payments to the sellers of those businesses based on the performance of such businesses after the acquisition. The purchase agreements could require payments up to a total of approximately $128 million in 2009 and 2010, the actual amounts to depend primarily on the revenues attributable to the Theken Spine, LLC acquisition.
Excluded from the contractual obligations table is the liability for unrecognized tax benefits totaling $11.6 million. This liability for unrecognized tax benefits has been excluded because we cannot make a reliable estimate of the period in which the unrecognized tax benefits will be realized.

CRITICAL ACCOUNTING POLICIES AND THE USE OF ESTIMATES
Our discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities, and the reported amounts of revenues and expenses. Significant estimates affecting amounts reported or disclosed in the consolidated financial statements include allowances for doubtful accounts receivable and sales returns and allowances, net realizable value of inventories, estimates of projected cash flows and discount rates used to value intangible assets and in-process research and development charges and test goodwill and intangible assets for impairment, computation of valuation allowances recorded against deferred tax assets and loss contingencies. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the current circumstances. Actual results could differ from these estimates.
We believe the following accounting policies, which form the basis for developing these estimates, are those that are most critical to the presentation of our financial statements and require the most difficult, subjective and complex judgments:
Allowances For Doubtful Accounts Receivable and Sales Returns and Allowances
We evaluate the collectability of accounts receivable based on a combination of factors. In circumstances where a specific customer is unable to meet its financial obligations to us, we record an allowance against amounts due to reduce the net recognized receivable to the amount that we reasonably expect to collect. For all other customers, we record allowances for doubtful accounts based on the length of time the receivables are past due, the current business environment and our historical experience. If the financial condition of customers or the length of time that receivables are past due were to change, we may change the recorded amount of allowances for doubtful accounts in the future through charges or reductions to selling, general and administrative expense.
We record a provision for estimated sales returns and allowances on revenues in the same period as the related revenues are recorded. We base these estimates on historical sales returns and allowances and other known factors. If actual returns or allowances are different from our estimates and the related provisions for sales returns and allowances, we may change the sales returns and allowances provision in the future through an increase or decrease in revenues.
Inventories
Inventories, consisting of purchased materials, direct labor and manufacturing overhead, are stated at the lower of cost (determined by the first-in, first-out method) or market. At each balance sheet date, we evaluate ending inventories for excess quantities, obsolescence or shelf-life expiration. Our evaluation includes an analysis of historical sales levels by product, projections of future demand by product, the risk of technological or competitive obsolescence for our products, general market conditions, a review of the shelf-life expiration dates for our products, and the feasibility of reworking or using excess or obsolete products or components in the production or assembly of other products that are not obsolete or for which we do not have excess quantities in inventory. To the extent that we determine there are excess or obsolete quantities or quantities with a shelf life that is too near its expiration for us to reasonably expect that we can sell those products prior to their expiration, we record valuation reserves against all or a portion of the value of the related products to adjust their carrying value to estimated net realizable value. If future demand or market conditions are different from our projections, or if we are unable to rework excess or obsolete quantities into other products, we may change the recorded amount of inventory valuation reserves through a charge or reduction in cost of product revenues in the period the revision is made.
Valuation of Identifiable Intangible Assets, In-Process Research and Development Charges, and Goodwill
We allocate the purchase price of acquired businesses and product lines between tangible and intangible assets, goodwill and in-process research and development charges, as applicable. In-process research and development is defined as the value assigned to those acquired technologies or projects for which the related products have not received regulatory approval and have no alternative future use. Determining the portion of the purchase price allocated to in-process research and development and other intangible assets requires us to make significant estimates. We allocate the purchase price to in-process research and development and other identifiable intangible assets by estimating the future cash flows of each project, technology, customer relationship, trade name, or other applicable asset and discounting those net cash flows back to their present values. The discount rate used is determined at the time of acquisition in accordance with accepted valuation methods. For in-process research and development, these methodologies include consideration of the risk of the project not achieving commercial feasibility.
We review goodwill and identifiable intangible assets with indefinite lives for impairment annually and whenever events or changes indicate that the carrying value of an asset may not be recoverable in accordance with the Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of significant assets or products. Application of these impairment tests requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, the useful life over which cash flows will occur and determination of our weighted-average cost of capital.

Changes in the projected cash flows and discount rate estimates and assumptions underlying the valuation of identifiable intangible assets, in-process research and development, and goodwill could materially affect the determination of fair value at acquisition or during subsequent periods when tested for impairment.
Income Taxes
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their basis for income tax purposes and the tax effects of capital loss, net operating loss and tax credit carryforwards. We record valuation allowances to reduce deferred tax assets to the amounts that are more likely than not to be realized. We could recognize no benefit from our deferred tax assets or we could recognize some or all of the future benefit depending on the amount and timing of taxable income we generate in the future.
Loss Contingencies
We are subject to claims and lawsuits in the ordinary course of our business, including claims by employees or former employees, with respect to our products and involving commercial disputes. We accrue for loss contingencies in accordance with SFAS 5; that is, when it is deemed probable that a loss has been incurred and that loss is estimable. The amounts accrued are based on the full amount of the estimated loss before considering insurance proceeds, if applicable, and do not include an estimate for legal fees expected to be incurred in connection with the loss contingency. We consistently accrue legal fees expected to be incurred in connection with loss contingencies as those fees are incurred by outside counsel as a period cost, as permitted by EITF Topic D-77. Our financial statements do not reflect any material amounts related to possible unfavorable outcomes of claims and lawsuits to which we are currently a party because we currently believe that such claims and lawsuits are not expected, individually or in the aggregate, to result in a material adverse effect on our financial condition. However, it is possible that these contingencies could materially affect our results of operations, financial position and cash flows in a particular period if we change our assessment of the likely outcome of these matters.
OTHER MATTERS
Recently Issued Accounting Standards
In May 2008, the FASB issued Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (“FSP APB 14-1”). FSP APB 14-1 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s nonconvertible debt borrowing rate. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption of FSP APB 14-1 is not permitted. FSP APB 14-1 applies to all of the convertible notes that we have had outstanding. Accordingly, the implementation of FSP APB No. 14-1 on January 1, 2009 will increase the amount of interest expense we report. Upon adoption in our 2009 financial statements, FSP APB 14-1 requires retrospective application back to 2006. Accordingly, the implementation of FSP APB 14-1 increased our previously reported interest expense for 2006, 2007 and 2008 by $1.9 million, $13.4 million and $12.5 million, respectively. Our consolidated financial statements included in this Form 8-K have been adjusted to reflect the retrospective application of FSP APB 14-1.
In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities (“FAS 161”), which is effective January 1, 2009. FAS 161 requires enhanced disclosures about derivative instruments and hedging activities to allow for a better understanding of their effects on an entity’s financial position, financial performance, and cash flows. Among other things, FAS 161 requires disclosure of the fair values of derivative instruments and associated gains and losses in a tabular format. Since FAS 161 requires only additional disclosures about our derivatives and hedging activities, the adoption of FAS 161 is not expected to affect our financial position or results of operations.
In December 2007, the FASB issued Statement No. 141(R), Business Combinations (“Statement 141(R)”), a replacement of FASB Statement No. 141. Statement 141(R) is effective for fiscal years beginning on or after December 15, 2008 and applies to all business combinations. Statement 141(R) changes the practice for accounting for business combinations, such as requiring that we (1) expense transaction costs as incurred, rather than capitalizing them as part of the purchase price; (2) record contingent consideration arrangements and pre-acquisition contingencies, such as legal issues, at fair value at the acquisition date, with subsequent changes in fair value recorded in the income statement; (3) capitalize the fair value of acquired research and development assets separately from goodwill, whereas we previously determined the acquisition-date fair value and then immediately charged the value to expense; and (4) limit the conditions under which restructuring expenses can be accrued in the opening balance sheet of a target to only those where the requirements in FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, would have been met at the acquisition date. Additionally, Statement 141(R) provides that, upon initially obtaining control, an acquirer shall recognize 100 percent of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100 percent of its target. The implementation of Statement 141(R) on January 1, 2009 could result in an increase or decrease in future selling, general and administrative and other operating expenses, depending upon the extent of our acquisition related activities going forward.

In April 2008, the FASB issued FASB Staff Position (“FSP”) FAS 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under Statement 141(R), and other generally accepted accounting principles. This FSP is effective for fiscal years beginning after December 15, 2008. Early adoption is prohibited. We are required to adopt this FSP for the fiscal year beginning January 1, 2009. Management does not anticipate that the adoption of this FSP will have a material impact on our financial statements.
In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the U.S. Any effect of applying the provisions of SFAS 162 shall be reported as a change in accounting principle in accordance with Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections. SFAS 162 is effective 60 days following approval by the Securities and Exchange Commission of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. Management does not anticipate that the adoption of SFAS 162 will have a material impact on our financial statements.
In June 2008, the FASB issued Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”), which is effective January 1, 2009. FSP EITF 03-6-1 clarifies that share-based payment awards that entitle holders to receive non-forfeitable dividends before they vest will be considered participating securities and included in the basic earnings per share calculation. Accordingly, our consolidated financial statements included in this Form 8-K have been adjusted to reflect the retrospective application of FSP EITF 03-6-1.
ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We are exposed to various market risks, including changes in foreign currency exchange rates and interest rates that could adversely affect our results of operations and financial condition. To manage the volatility relating to these typical business exposures, we may enter into various derivative transactions when appropriate. We do not hold or issue derivative instruments for trading or other speculative purposes.
Foreign Currency Exchange Rate Risk
With our global reach, we generate revenues and incur operating expenses in multiple foreign currencies, including euros, British pounds, Swiss francs, Canadian dollars, Mexican pesos, Japanese yen, and Australian dollars. Accordingly, we will experience currency exchange risk with respect to those foreign currency denominated revenues and operating expenses.
We currently do not hedge our exposure to operating foreign currency risk. Accordingly, a weakening of the dollar against any of these foreign currencies could reduce future gross margins and operating margins. We will continue to assess the potential effects that changes in foreign currency exchange rates could have on our business. If we believe this potential impact presents a significant risk to our business, we may enter into derivative financial instruments to mitigate this risk.
Interest Rate Risk
Marketable Debt Securities. We are exposed to the risk of interest rate fluctuations on the fair value and interest income earned on our cash and cash equivalents. A hypothetical 100 basis point movement in interest rates applicable to our cash and cash equivalents outstanding at December 31, 2008 would increase or decrease interest income by approximately $1.8 million on an annual basis. We are subject to foreign currency exchange risk with respect to cash balances maintained in foreign currencies.
Senior Secured Credit Facility. We are exposed to the risk of interest rate fluctuations on the interest paid under the terms of our senior secured credit facility. Based on our outstanding borrowings as of December 31, 2008, a hypothetical 100 basis point movement in interest rates applicable to this credit facility would increase or decrease interest expense by approximately $2.6 million on an annual basis. The primary reference rate under this credit facility is the London Interbank Offered Rate (“LIBOR”) for the applicable duration.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Financial statements and the financial statement schedules specified by this Item, together with the reports thereon of PricewaterhouseCoopers LLP, are presented following Item 15 of this report.
Information on quarterly results of operations is set forth in our financial statements under Note 16, “Selected Quarterly Information — Unaudited,” to the Consolidated Financial Statements.

PART IV
ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a) Documents filed as a part of this report.
1. Financial Statements.
The following financial statements and financial statement schedules are filed as a part of this report:
All other schedules not listed above have been omitted, because they are not applicable or are not required, or because the required information is included in the consolidated financial statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Integra LifeSciences Holdings Corporation:
In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of Integra LifeSciences Holdings Corporation and its subsidiaries at December 31, 2008 and December 31, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2008 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain income tax positions in 2007.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
As described in Management’s Report of Internal Control Over Financial Reporting, management has excluded Theken Spine, LLC, Theken Disc, LLC and Therics, LLC (collectively, “Theken”) and Minnesota Scientific, Inc., from its assessment of internal control over financial reporting as of December 31, 2008 because they were acquired by the Company in purchase business combinations during 2008. Theken and Minnesota Scientific, Inc., are wholly owned entities of the Company whose total assets and total revenues represent approximately 6.7% and 3.0%, and 1.7% and 0.1%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2008.
/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
March 2, 2009, except for the effects of the changes in accounting for certain convertible debt instruments and in the computation of earnings per share described in Note 2A to the consolidated financial statements, as to which the date is August 6, 2009.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
	In thousands, except per share amounts
	(as adjusted)	(as adjusted)	(as adjusted)

Total revenue, net	$654,604	$550,459	$419,297

COSTS AND EXPENSES
Cost of product revenues	252,826	214,674	168,314
Research and development	60,495	30,658	25,732
Selling, general and administrative	280,997	225,187	157,706
Intangible asset amortization	12,875	12,652	8,801

Total costs and expenses	607,193	483,171	360,553

Operating income	47,411	67,288	58,744
Interest income	2,114	3,552	2,194
Interest expense	(30,085)	(27,113)	(12,498)
Other income (expense), net	(905)	2,971	(2,010)

Income before income taxes	18,535	46,698	46,430
(Benefit from) provision for income taxes	(9,192)	20,949	18,108

Net income	$27,727	$25,749	$28,322

Basic net income per common share	$0.98	$0.91	$0.96
Diluted net income per common share	$0.96	$0.86	$0.96
Weighted average common shares outstanding (See Note 12):
Basic	27,781	27,712	29,300
Diluted	28,378	29,373	32,685
The accompanying notes are an integral part of these consolidated financial statements

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONSOLIDATED BALANCE SHEETS

	Year Ended December 31,
	2008	2007
	In thousands
	(as adjusted)	(as adjusted)

ASSETS
Current Assets:
Cash and cash equivalents	$183,546	$57,339
Trade accounts receivable, net of allowances of $10,052 and $7,816	112,417	103,539
Inventories, net	146,103	144,535
Deferred tax assets	24,135	22,254
Prepaid expenses and other current assets	31,191	12,264

Total current assets	497,392	339,931
Property, plant, and equipment, net	70,382	61,730
Intangible assets, net	225,998	195,766
Goodwill	212,094	207,438
Other assets	20,148	14,923

Total assets	$1,026,014	$819,788

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Borrowings under senior credit facility	$100,000	$—
Convertible securities	—	119,962
Accounts payable, trade	22,964	23,232
Deferred revenue	3,053	2,901
Accrued compensation	16,030	16,877
Accrued expenses and other current liabilities	32,704	28,699

Total current liabilities	174,751	191,671
Long-term borrowings under senior credit facility	160,000	—
Long-term convertible securities	299,480	286,742
Deferred tax liabilities	—	33,921
Other liabilities	19,474	19,860

Total liabilities	653,705	532,194

Commitments and contingencies
Stockholders’ Equity:
Preferred Stock; no par value; 15,000 authorized shares; none outstanding	—	—
Common stock; $.01 par value; 60,000 authorized shares; 34,352 and 32,252 issued	344	323
Additional paid-in capital	502,784	431,238
Treasury stock, at cost; 6,354 shares	(252,380)	(252,380)
Accumulated other comprehensive income (loss):
Foreign currency translation adjustment	6,314	19,768
Pension liability adjustment, net of tax	(959)	(723)
Retained earnings	116,206	89,368

Total stockholders’ equity	372,309	287,594

Total liabilities and stockholders’ equity	$1,026,014	$819,788

The accompanying notes are an integral part of these consolidated financial statements

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	In thousands
	(as adjusted)	(as adjusted)	(as adjusted)
OPERATING ACTIVITIES:
Net income	$27,727	$25,749	$28,322
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,717	25,627	19,018
In-process research and development	25,240	4,600	5,875
(Gain) loss on sale of assets/investments	—	(111)	755
Amortization of bond issuance costs	2,431	1,412	2,096
Non-cash interest expense	12,471	13,364	1,878
Excess tax benefits from stock-based compensation arrangements	(1,590)	(1,224)	(1,335)
Deferred income tax (benefit) provision	(33,542)	(18,362)	2,442
Amortization of discount/premium on investments	—	—	364
Share-based compensation	32,635	15,394	14,115
Other, net	18	791	336
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable	(4,710)	(2,841)	(26,131)
Inventories	10,823	(18,591)	3,461
Prepaid expenses and other current assets	3,974	616	(2,465)
Refundable income taxes	(18,821)	—	—
Other non-current assets	(102)	364	(799)
Accounts payable, accrued expenses and other current liabilities	(17,258)	118	14,011
Income taxes payable	—	1,235	7,496
Deferred revenue	(372)	(3,071)	2,409
Other liabilities	2,949	1,956	(146)

Net cash provided by operating activities	72,590	47,026	71,702

INVESTING ACTIVITIES:
Proceeds from the sales of investments	—	—	109,872
Proceeds from sales of property and equipment	—	411	689
Purchases of available for sale investments	—	—	(13,074)
Purchases of property and equipment	(13,401)	(22,572)	(11,520)
Cash used in acquisitions, net of cash acquired	(86,874)	(100,810)	(228,662)

Net cash used in investing activities	(100,275)	(122,971)	(142,695)

FINANCING ACTIVITIES:
Borrowings under senior credit facility	260,000	75,000	162,000
Repayment of convertible notes and credit facility	(119,558)	(175,045)	(63,530)
Proceeds from issuance of convertible notes	—	330,000	—
Proceeds from sale of stock purchase warrants	—	21,662	—
Purchase option hedge on convertible notes	—	(46,771)	—
Convertible note issuance and other financing costs	—	(9,832)	—
Proceeds from exercised stock options and warrants	11,504	18,781	15,867
Purchases of treasury stock	—	(106,534)	(70,031)
Excess tax benefits from stock-based compensation arrangements	1,590	1,224	1,335

Net cash provided by financing activities	153,536	108,485	45,641

Effect of exchange rate changes on cash and cash equivalents	356	2,102	1,160

Net increase (decrease) in cash and cash equivalents	126,207	34,642	(24,192)
Cash and cash equivalents at beginning of period	57,339	22,697	46,889

Cash and cash equivalents at end of period	$183,546	$57,339	$22,697

Cash paid during the year for interest	$17,259	$10,870	$8,060
Cash paid during the year for income taxes	41,246	38,664	16,395
Supplemental non-cash disclosure:
Acquisition fees included in liabilities	$—	$1,478	$—
Property and equipment purchases included in liabilities	571	294	765
The accompanying notes are an integral part of these consolidated financial statements

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Accumulated
					Other	Retained
				Additional	Comprehensive	Earnings /
	Preferred	Common	Treasury	Paid-In	Income	(Accumulated	Total
	Stock	Stock	Stock	Capital	(Loss)	Deficit)	Equity
	In thousands
Balance, December 31, 2005	$—	$298	$(75,815)	$333,179	$(4,773)	$36,929	$289,818
Net income	—	—	—	—	—	28,322	28,322
Realized gains on investments	—	—	—	—	254	—	254
Reversal of unrealized losses on investments, net of tax	—	—	—	—	547	—	547
Foreign currency translation	—	—	—	—	12,345	—	12,345
Minimum pension liability adjustment, net of tax	—	—	—	—	(293)	—	(293)

Total comprehensive income							$41,175

Allocation of equity component of convertible notes	—	—	—	6,707	—	—	6,707
Issuance of 1,649 shares of common stock through employee benefit plans	—	17	—	15,888	—	—	15,905
Tax benefit related to stock option exercises and issuance of restricted stock	—	—	—	3,237	—	—	3,237
Share-based compensation	—	—	—	14,973	—	—	14,973
Repurchase 1,779 shares of common stock	—		(70,031)	—	—	—	(70,031)

Balance, December 31, 2006 (as adjusted)	$—	$315	$(145,846)	$373,984	$8,080	$65,251	$301,784

Net income	—	—	—	—	—	25,749	25,749
Foreign currency translation	—	—	—	—	9,723	—	9,723
Minimum pension liability adjustment, net of tax	—	—	—	—	1,242	—	1,242

Total comprehensive income							$36,714

Allocation of equity component of convertible notes	—	—	—	26,554	—	—	26,554
Release of valuation allowance on deferred tax asset related to convertible notes	—	—	—	2,711	—	—	2,711
Issuance of 788 shares of common stock through employee benefit plans	—	8	—	18,528	—	—	18,536
Tax benefit related to call options on convertible notes	—	—	—	17,542	—	—	17,542
Tax benefit related to stock option exercises and issuance of restricted stock	—	—	—	3,087	—	—	3,087
Share-based compensation	—	—	—	15,478	—	—	15,478
Repurchase 2,207 shares of common stock	—	—	(106,534)	—	—	—	(106,534)
Purchase option hedge on convertible notes	—	—	—	(46,771)	—	—	(46,771)
Sale of stock purchase warrants	—	—	—	21,662	—	—	21,662
Equity portion of debt issuance costs	—	—	—	(1,573)	—	—	(1,573)
Cumulative effect of the adoption of FIN 48	—	—	—	—	—	(1,632)	(1,632)
Convertible note share conversion	—	—	—	36	—	—	36

Balance, December 31, 2007 (as adjusted)	$—	$323	$(252,380)	$431,238	$19,045	$89,368	$287,594

					Accumulated
					Other	Retained
				Additional	Comprehensive	Earnings /
	Preferred	Common	Treasury	Paid-In	Income	(Accumulated	Total
	Stock	Stock	Stock	Capital	(Loss)	Deficit)	Equity
	In thousands
Non-employee stock compensation expense	—	—	—	1,095	—	(889)	206
Net income	—	—	—	—	—	27,727	27,727

Foreign currency translation	—	—	—	—	(13,454)	—	(13,454)
Minimum pension liability adjustment, net of tax	—	—	—	—	(236)	—	(236)

Total comprehensive income							$14,243

Release of valuation allowance on deferred tax asset related to convertible notes	—	—	—	2,144	—	—	2,144
Issuance of 1,132 shares of common stock through employee benefit plans	—	11	—	11,442	—	—	11,453
Issuance of 768 shares of common stock for convertible note settlement	—	8	—	396	—	—	404
Recapture of deferred tax for convertible debt	—	—	—	11,453	—	—	11,453
Tax benefit related to stock option exercises and issuance of restricted stock	—	—	—	1,813	—	—	1,813
Share-based compensation	—	—	—	32,496	—	—	32,496
Issuance and commitment of 310 shares of common stock for acquisition	—	2	—	10,707	—	—	10,709

Balance, December 31, 2008 (as adjusted)	$—	$344	$(252,380)	$502,784	$5,355	$116,206	$372,309

The accompanying notes are an integral part of these consolidated financial statements

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. BUSINESS
Integra LifeSciences Holdings Corporation (the “Company”) incorporated in Delaware in 1989. The Company, a world leader in regenerative medicine, is dedicated to improving the quality of life for patients through the development, manufacturing, and marketing of cost-effective surgical implants and medical instruments. Its products are used primarily in neurosurgery, extremity reconstruction, orthopedics and general surgery.
The Company sells its products directly through various sales forces and through a variety of other distribution channels.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
BASIS OF PRESENTATION
These financial statements and the accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America and conform to Regulation S-X under the Securities Exchange Act of 1934, as amended. The Company has made all necessary adjustments so that the financial statements are presented fairly and all such adjustments are of a normal recurring nature except as described in Adjustments below.
PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions are eliminated in consolidation. See Note 3, Acquisitions, for details of new subsidiaries included in the consolidation.
USE OF ESTIMATES
The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent liabilities, and the reported amounts of revenues and expenses. Significant estimates affecting amounts reported or disclosed in the consolidated financial statements include allowances for doubtful accounts receivable and sales returns and allowances, net realizable value of inventories, amortization periods for acquired intangible assets and goodwill, discount rates and estimated projected cash flows used to value and test impairments of long-lived assets and goodwill, computation of taxes, valuation allowances recorded against deferred tax assets, the valuation of stock-based compensation, estimates of projected cash flows and depreciation and amortization periods for long-lived assets, valuation of intangible assets and in-process research and development, and loss contingencies. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the current circumstances. Actual results could differ from these estimates.
ADJUSTMENTS
During 2007, the Company noted certain adjustments which related to prior periods. Because these changes are not material to the current or previous periods, we have recorded them in 2007.
The impact of recording these adjustments during 2007 resulted in net increases to operating income and income before income taxes of $1.3 million and $1.7 million, respectively. In addition, income tax expense includes approximately $1.5 million of expense associated with prior years. After considering the after-tax impact of the pre-tax adjustments combined with the specific tax adjustments noted above, there was a decrease to 2007 net income of $0.5 million as a result of recording these out of period adjustments. See Note 16, Selected Quarterly Information — Unaudited, for a discussion of the impact of out of period corrections in the fourth quarter of 2007 related to prior annual and quarterly periods.
CASH AND CASH EQUIVALENTS
The Company considers all short term, highly liquid investments purchased with original maturities of three months or less to be cash equivalents.
INVESTMENTS
In 2006, the Company liquidated its portfolio of marketable securities. Proceeds from the sales totaled $109.9 million. As the amounts were previously classified as available for sale securities based on the guidance of SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, the unrealized losses of $0.8 million were reclassified from accumulated other comprehensive income into other income upon sale.

Prior to their liquidation in 2006, securities were carried at fair value, which was based on quoted market prices. Increases and decreases in fair value were recorded as unrealized gains and losses in other comprehensive income. Realized gains and losses were determined on the specific identification cost basis and reported in other income (expense), net. Management evaluated its available-for-sale investments for other-than-temporary impairment when the fair value of the investment was lower than its book value. Factors that were considered when evaluating for other-than-temporary impairment included the length of time and the extent to which market value has been less than cost, the financial condition and near-term prospects of the issuer, interest rates, credit risk, the value of any underlying portfolios or investments, and the Company’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in the market.
TRADE ACCOUNTS RECEIVABLE AND ALLOWANCES FOR DOUBTFUL ACCOUNTS RECEIVABLE
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company grants credit to customers in the normal course of business, but generally does not require collateral or any other security to support its receivables.
The Company evaluates the collectibility of accounts receivable based on a combination of factors. In circumstances where a specific customer is unable to meet its financial obligations to the Company, a provision to the allowances for doubtful accounts is recorded against amounts due to reduce the net recognized receivable to the amount that is reasonably expected to be collected. For all other customers, a provision to the allowances for doubtful accounts is recorded based on factors including the length of time the receivables are past due, the current business environment and the Company’s historical experience. Provisions to the allowances for doubtful accounts are recorded to selling, general and administrative expenses. Account balances are charged off against the allowance when the Company feels it is probable that the receivable will not be recovered.
INVENTORIES
Inventories, consisting of purchased materials, direct labor and manufacturing overhead, are stated at the lower of cost, the value determined by the first-in, first-out method, or market. Inventories consisted of the following:

	December 31,
	2008	2007
	(In thousands)
Finished goods	$109,033	$103,172
Work in process	21,883	27,812
Raw materials	38,688	37,639
Less: reserves	(23,501)	(24,088)

Total inventories, net	$146,103	$144,535

At each balance sheet date, the Company evaluates inventories for excess quantities, obsolescence or shelf-life expiration. This evaluation includes analyses of historical sales levels by product, projections of future demand, the risk of technological or competitive obsolescence for products, general market conditions, a review of the shelf life expiration dates for products, as well as the feasibility of reworking or using excess or obsolete products or components in the production or assembly of other products that are not obsolete or for which there are not excess quantities in inventory. To the extent that management determines there are excess or obsolete inventory or quantities with a shelf life that is too near its expiration for the Company to reasonably expect that it can sell those products prior to their expiration, valuation reserves are recorded against all or a portion of the value of the related products to adjust their carrying value to estimated net realizable value.
The Company capitalizes inventory costs associated with certain products prior to regulatory approval, based on management’s judgment of probable future commercialization. The Company could be required to expense previously capitalized costs related to pre-approval inventory upon a change in such judgment, due to, among other potential factors, a denial or delay of approval by necessary regulatory bodies or a decision by management to discontinue the related development program. In June 2006, the Company recorded a $1.2 million charge to research and development related to pre-approval inventory including amounts capitalized in the first half of 2006 associated with a project to develop an ultrasonic aspirator system. The Company discontinued this project in June 2006 following management’s review of the Company’s existing technology and the ultrasonic aspirator technology acquired in the Radionics acquisition. Management determined that there was no future alternative use for the pre-approval inventory in any other development project. No such amounts were capitalized at December 31, 2008 or 2007.

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are stated at cost. The Company provides for depreciation using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the lease term or the useful life. The cost of major additions and improvements is capitalized, while maintenance and repair costs that do not improve or extend the lives of the respective assets are charged to operations as incurred.
Property, plant and equipment balances and corresponding lives were as follows:

	December 31,
	2008	2007	Lives
	(In thousands)
Land	$1,832	$1,861
Buildings	6,163	6,187	30-40 years
Leasehold improvements	31,968	24,035	2-22 years
Machinery and equipment	46,012	31,950	2-15 years
Furniture, fixtures and information systems	38,095	33,671	3-10 years
Construction in progress	7,306	11,061

Total	131,376	108,765
Less: Accumulated depreciation	(60,994)	(47,035)

	$70,382	$61,730

Depreciation expense associated with property, plant and equipment was $12.8 million, $8.8 million and $7.3 million in 2008, 2007, and 2006, respectively.
GOODWILL AND OTHER INTANGIBLE ASSETS
The excess of the cost over the fair value of net assets of acquired businesses is recorded as goodwill. Goodwill is not subject to amortization, but is reviewed for impairment at the reporting unit level annually, or more frequently if impairment indicators arise. The Company’s assessment of the recoverability of goodwill is based upon a comparison of the carrying value of goodwill with its estimated fair value, determined using a discounted cash flow methodology. No impairment of goodwill has been identified during any of the periods presented.
Changes in the carrying amount of goodwill in 2008 and 2007 were as follows:

	2008	2007
	(In thousands)
Goodwill, beginning of year	$207,438	$162,414
Theken acquisition	6,395	—
Minnesota Scientific acquisition	2,997	—
Canada Microsurgical earnout payment adjustments	113	682
Denlite acquisition	—	207
IsoTis acquisition	—	27,547
IsoTis working capital and tax adjustments	(2,148)	—

	2008	2007
	(In thousands)
Luxtec/LXU acquisition	—	8,667
Luxtec/LXU working capital and tax adjustments	(476)	—
Miltex working capital and tax adjustments	844	1,028
Physician Industries acquisition	—	1,218
Precision Dental acquisition	—	4,468
Precision Dental working capital and tax adjustments	320	—
Radionics working capital adjustment	—	(2,132)
Foreign currency translation and other	(3,389)	3,339

Goodwill, end of year	$212,094	$207,438

The components of the Company’s identifiable intangible assets were as follows:

	Weighted	December 31, 2008			December 31, 2007
	Average		Accumulated			Accumulated
	Life	Cost	Amortization	Net	Cost	Amortization	Net
Completed technology	12 years	$67,154	$(15,658)	$51,496	$51,673	$(11,663)	$40,010
Customer relationships	12 years	94,487	(26,104)	68,383	75,719	(17,548)	58,171
Trademarks/brand names	35 years	34,582	(6,547)	28,035	36,069	(5,202)	30,867
Trademarks/brand names	Indefinite	50,034	—	50,034	36,300	—	36,300
Noncompetition agreement	5 years	6,449	(5,724)	725	6,504	(4,486)	2,018
Supplier relationships	30 years	29,300	(2,670)	26,630	29,300	(1,595)	27,705
All other	15 years	1,531	(836)	695	1,531	(836)	695

		$283,537	$(57,539)	$225,998	$237,096	$(41,330)	$195,766

Amortization expense for the years ended December 31, 2008, 2007, and 2006 was $17.6 million, 16.8 million, and $11.7 million, respectively. Annual amortization expense is expected to approximate $19.0 million in 2009, $16.6 million in 2010, $16.4 million in 2011, $16.1 million in 2012, $13.4 million in 2013 and $94.5 million thereafter. Identifiable intangible assets are initially recorded at fair market value at the time of acquisition generally using an income or cost approach. Amortization of product technology-based intangible assets, which totaled $4.8 million, $4.2 million and $2.8 million in 2008, 2007 and 2006, respectively, is presented by the Company within cost of product revenues.
LONG-LIVED ASSETS
Long-lived assets held and used by the Company, including property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets to be held and used, a recoverability test is performed using projected undiscounted net cash flows applicable to the long-lived assets. If an impairment exists, the amount of such impairment is calculated based on the estimated fair value of the asset. Impairments to long-lived assets to be disposed of are recorded based upon the difference between the carrying value and the fair value of the applicable assets.
INTEGRA FOUNDATION
The Company may periodically make contributions to the Integra Foundation, Inc. The Integra Foundation was incorporated in 2002 exclusively for charitable, educational, and scientific purposes and qualifies under IRC 501(c)(3) as an exempt private foundation. Under its charter, the Integra Foundation engages in activities that promote health, the diagnosis and treatment of disease, and the development of medical science through grants, contributions and other appropriate means. The Integra Foundation is a separate legal entity and is not a subsidiary of the Company. Therefore, its results are not included in these consolidated financial statements. The Company contributed $1.1 million, $1.1 million and $1.0 million to the Integra Foundation in 2008, 2007 and 2006, respectively. These contributions were recorded in selling, general, and administrative expense.
DERIVATIVES
The Company reports all derivatives at their estimated fair value and records changes in fair value in current earnings or defers these changes until a related hedged item is recognized in earnings, depending on the nature and effectiveness of the hedging relationship. The designation of a derivative as a hedge is made on the date the derivative contract is executed. On an ongoing basis, the Company assesses whether each derivative continues to be highly effective in offsetting changes in the fair value or cash flows of hedged items. If and when a derivative is no longer expected to be highly effective, the Company discontinues hedge accounting. All hedge ineffectiveness is included in current period earnings in interest expense.
The Company documents all relationships between hedged items and derivatives. The Company’s overall risk management strategy describes the circumstances under which it may undertake hedge transactions and enter into derivatives. The objective of the Company’s current risk management strategy is to hedge the risk of changes in fair value attributable to interest rate risk with respect to a portion of fixed-rate debt.
The determination of fair value of derivatives is based on valuation models that use observable market quotes or projected cash flows and the Company’s view of the creditworthiness of the derivative counterparty.

FOREIGN CURRENCY
All assets and liabilities of foreign subsidiaries which have a functional currency other than the U.S. dollar are translated at the rate of exchange at year-end, while elements of the income statement are translated at the average exchange rates in effect during the year. The net effect of these translation adjustments is shown as a component of accumulated other comprehensive income (loss). These currency translation adjustments are not currently adjusted for income taxes as they relate to permanent investments in non-U.S. subsidiaries. Foreign currency transaction gains and losses are reported in Other income (expense), net.
INCOME TAXES
Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”), which requires the use of the asset and liability method in accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted.
REVENUE RECOGNITION
Total revenues, net, include product sales, product royalties and other revenues, such as fees received under research, licensing, and distribution arrangements, research grants, and technology-related royalties.
Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred and title and risk of loss have passed to the customer, there is a fixed or determinable sales price, and collectibility of that sales price is reasonably assured. For product sales, the Company’s stated terms are primarily FOB shipping point and with most customers, title and risk of loss pass to the customer at that time. With certain U.S. customers, the Company retains risk of loss until the customers receive the product, and in those situations, the Company recognizes revenue upon receipt by the customer.
Each revenue transaction is evidenced by either a contract with the customer or a valid purchase order and an invoice which includes all relevant terms of sale. There are generally no significant customer acceptance or other conditions that prevent the Company from recognizing revenue in accordance with its delivery terms. In certain cases, where the Company has performance obligations that are significant to the functionality of the product, the Company recognizes revenue upon fulfillment of its obligation.
Sales invoices issued to customers contain the Company’s price for each product or service. The Company performs a review of each specific customer’s credit worthiness and ability to pay prior to accepting them as a customer. Further, the Company performs periodic reviews of its customers’ status prospectively.
The Company records a provision for estimated returns and allowances on revenues in the same period as the related revenues are recorded. These estimates are based on historical sales returns and discounts and other known factors. The provisions are recorded as a reduction to revenues.
The Company’s return policy, as set forth in its product catalogs and sales invoices, requires the Company to review and authorize the return of product in advance. Upon authorization, a credit will be issued for goods returned within a set amount of days from shipment, which is generally ninety days.
Product royalties are estimated and recognized in the same period that the royalty products are sold by our customers. The Company estimates and recognizes royalty revenue based upon communication with licensees, historical information and expected sales trends. Differences between actual revenues and estimated royalty revenues are adjusted in the period in which they become known, which is typically the following quarter. Historically, such adjustments have not been significant.
Other operating revenues include fees received under research, licensing, and distribution arrangements, technology-related royalties and research grants. Non-refundable fees received under research, licensing and distribution arrangements or for the licensing of technology are recognized as revenue when received if the Company has no continuing obligations to the other party. For those arrangements where the Company has continuing performance obligations, revenue is recognized using the lesser of the amount of non-refundable cash received or the result achieved using the proportional performance method of accounting based upon the estimated cost to complete these obligations. Research grant revenue is recognized when the related expenses are incurred.

SHIPPING AND HANDLING FEES AND COSTS
Amounts billed to customers for shipping and handling are included in revenues. The related shipping and freight charges incurred by the Company are included in cost of product revenues. Distribution and handling costs of $7.7 million, $8.5 million and $6.1 million were recorded in selling, general and administrative expense during 2008, 2007, and 2006, respectively.
PRODUCT WARRANTIES
Certain of the Company’s medical devices, including monitoring systems and neurosurgical systems, are reusable and are designed to operate over long periods of time. These products are sold with warranties generally extending for up to two years from date of purchase. The Company accrues estimated product warranty costs at the time of sale based on historical experience. Any additional amounts are recorded when such costs are probable and can be reasonably estimated.
Accrued warranty expense consisted of the following:

	December 31,
	2008	2007
	(In thousands)
Beginning balance	$770	$1,325
Liability acquired through acquisition	—	21
Change in estimate	(1)	(323)
Deductions	(68)	(253)

Ending balance	$701	$770

RESEARCH AND DEVELOPMENT
Research and development costs, including salaries, depreciation, consultant and other external fees, and facility costs directly attributable to research and development activities, are expensed in the period in which they are incurred.
In-process research and development charges recorded in connection with acquisitions represent the value assigned to acquired assets to be used in research and development activities and for which there is no alternative use. Value is generally assigned to these assets based on the net present value of the projected cash flows expected to be generated by those assets.
In 2008, the Company recorded a $25.2 million in-process research and development charge related to the Theken acquisition related to technology that has not yet reached feasibility and has no alternative future use. In 2007, the Company recorded a $4.6 million in-process research and development charge related to the IsoTis acquisition related to technology that has not yet reached feasibility and has no alternative future use. In 2006, the Company recorded a $5.9 million in-process research and development charge related to the KMI acquisition and a $0.5 million charge related to an upfront payment pursuant to a new product development alliance.
EMPLOYEE TERMINATION BENEFITS AND OTHER EXIT-RELATED COSTS
The Company does not have a written severance plan, and it does not offer similar termination benefits to affected employees in all restructuring initiatives. Accordingly, in situations where minimum statutory termination benefits must be paid to the affected employees, the Company records employee severance costs associated with these restructuring activities in accordance with SFAS No. 112, Employer’s Accounting for Postemployment Benefits. Charges associated with these activities are recorded when the payment of benefits is probable and can be reasonably estimated. In all other situations where the Company pays out termination benefits, including supplemental benefits paid in excess of statutory minimum amounts and benefits offered to affected employees based on management’s discretion, the Company records these termination costs in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities.
The timing of the recognition of charges for employee severance costs depends on whether the affected employees are required to render service beyond their legal notification period in order to receive the benefits. If affected employees are required to render service beyond their legal notification period, charges are recognized ratably over the future service period. Otherwise, charges are recognized when management has approved a specific plan and employee communication requirements have been met.
For leased facilities and equipment that have been abandoned, the Company records estimated lease losses based on the fair value of the lease liability, as measured by the present value of future lease payments subsequent to abandonment, less the present value of any estimated sublease income. For owned facilities and equipment that will be disposed of, the Company records impairment losses based on fair value less costs to sell. The Company also reviews the remaining useful life of long-lived assets following a decision to exit a facility and may accelerate depreciation or amortization of these assets, as appropriate.

STOCK-BASED COMPENSATION
The Company applies the provisions of FASB Statement No. 123R — Share-Based Payment, a Revision of FASB Statement No. 123 — Accounting for Stock-Based Compensation (“SFAS 123R”). This standard requires companies to recognize the expense related to the fair value of their stock-based compensation awards. Since the adoption of SFAS 123R, there have been no changes to the Company’s stock compensation plans or modifications to outstanding stock-based awards which would change the value of any awards outstanding. Stock-based compensation expense for all stock-based compensation awards granted after January 1, 2006 was based on the fair value on the grant date, estimated in accordance with the provisions of SFAS 123R using the binomial distribution model. The Company recognized compensation expense for stock option awards on a ratable basis over the requisite service period of the award. The long form method was used in the determination of the windfall tax benefit in accordance with SFAS 123R.
Employee stock-based compensation expense recognized under SFAS 123R was as follows (in thousands):

	Year Ended	Year Ended	Year Ended
	December	December	December
	31, 2008	31, 2007	31, 2006
Research and development expense	$674	$732	$639
Selling, general and administrative	31,704	14,341	13,161
Amortization of amounts previously capitalized to inventory	257	321	315

Total employee stock-based compensation expense	32,635	15,394	14,115
Total tax benefit related to employee stock-based compensation expense	13,053	5,376	4,550

Net effect on net income	$19,582	$10,018	$9,565

As of December 31, 2008 and 2007, $51 and $84, respectively, of stock-based compensation costs remain capitalized in inventory based on the underlying employees receiving the awards.
The Company has never paid cash dividends and does not currently intend to pay cash dividends, and thus has assumed a 0% dividend yield. Expected volatilities are based on historical volatility of the Company’s stock price with forward-looking assumptions. The expected life of stock options is estimated based on historical data on exercise of stock options, post-vesting forfeitures and other factors to estimate the expected term of the stock options granted. The risk-free interest rates are derived from the U.S. Treasury yield curve in effect on the date of grant for instruments with a remaining term similar to the expected life of the options. In addition, the Company applies an expected forfeiture rate when amortizing stock-based compensation expenses. The estimate of the forfeiture rates is based primarily upon historical experience of employee turnover. As individual grant awards become fully vested, stock-based compensation expense is adjusted to recognize actual forfeitures. The following weighted-average assumptions were used in the calculation of fair value:

	2008	2007	2006
Dividend yield	0%	0%	0%
Expected volatility	29%	32%	39%(1)
Risk free interest rate(2)	2.11 to 4.01%	3.19 to 5.20%	4.3 to 5.1%
Expected life of option from grant date	6.8 years	6.6 years	6.1 years

(1)	A volatility rate of 39% in 2006 that decreases 1% in each subsequent year for the length of the term was used.

(2)	Risk free interest rates ranged based on the duration of the grant.
The effect of the change in estimate related to the use of the binomial distribution model has been accounted for on a prospective basis. The Company will value all future stock option grants using the binomial distribution model. Management believes that the binomial distribution model is preferable to the Black-Scholes model because the binomial distribution model is a more flexible model that considers the impact of non-transferability, vesting and forfeiture provisions in the valuation of employee stock options.

PENSION BENEFITS
Pension plans cover certain former U.S. employees of Miltex, as well as certain employees in the UK and former employees in Germany. Various factors are considered in determining the pension liability, including the number of employees expected to be paid their salary levels and years of service, the expected return on plan assets, the discount rate used to determine the benefit obligations, the timing of benefit payments and other actuarial assumptions. If the actual results and events for the pension plans differ from current assumptions, the benefit obligation may be over or under valued.
Retirement benefit plan assumptions are reassessed on an annual basis or more frequently if changes in circumstances indicate a re-evaluation of assumptions are required. The key benefit plan assumptions are the discount rate and expected rate of return on plan assets. The discount rate is based on average rates on bonds that matched the expected cash outflows of the benefit plans. The expected rate of return is based on historical and expected returns on the various categories of plan assets.
Pension contributions are expected to be consistent over the next few years since the Miltex plan was dissolved in 2008, the Germany plan is frozen and the U.K. plan is closed to new participants. Contributions to the plans for 2008, 2007 and 2006 were $0.5 million, $0.5 million and $0.3 million, respectively.
CONCENTRATION OF CREDIT RISK
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents, which are held at major financial institutions, investment-grade marketable debt securities and trade receivables. The Company’s products are sold on an uncollateralized basis and on credit terms based upon a credit risk assessment of each customer.
RECENTLY ADOPTED ACCOUNTING STANDARDS
Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 provides companies an option to report certain financial assets and liabilities at fair value and established presentation and disclosure requirements. The intent of SFAS 159 is to reduce the complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. The Company chose not to elect the fair value option for its financial assets and liabilities existing at January 1, 2008, and did not elect the fair value option on financial assets and liabilities transacted during the year ended December 31, 2008. Therefore, the adoption of SFAS 159 had no impact on the Company’s consolidated financial statements.
Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”) for our financial assets and liabilities that are remeasured and reported at fair value at least annually. SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. As of December 31, 2008, the Company does not have any assets measured at fair value. The adoption of SFAS 157 to our financial assets and liabilities that are remeasured and reported at fair value at least annually did not have any impact on our financial results.
In accordance with provisions of FSP No. FAS 157-2 — Effective Date of Financial Accounting Standards Statement No. 157, the Company has elected to defer implementation of SFAS 157 as it relates to our non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the financial statements on a non-recurring basis until January 1, 2009. Management does not anticipate the adoption of this FSP will have a material impact on the Company’s financial statements.
RECENTLY ISSUED ACCOUNTING STANDARDS
In May 2008, the FASB issued Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (“FSP APB 14-1”). FSP APB 14-1 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s nonconvertible debt borrowing rate. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption of FSP APB 14-1 is not permitted. FSP APB 14-1 applies to all of the convertible notes that the Company had outstanding. Accordingly, the implementation of FSP APB No. 14-1 on January 1, 2009 will increase the amount of interest expense the Company reports. Upon adoption in our 2009 financial statements, FSP APB 14-1 requires retrospective application back to 2006. Accordingly, the implementation of FSP APB 14-1 increased the Company’s previously reported interest expense for 2006, 2007 and 2008 by $1.9 million, $13.4 million and $12.5 million, respectively. The Company’s consolidated financial statements included in this Form 8-K have been adjusted to reflect the retrospective application of FSP APB 14-1.

In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities (“FAS 161”), which is effective January 1, 2009. FAS 161 requires enhanced disclosures about derivative instruments and hedging activities to allow for a better understanding of their effects on an entity’s financial position, financial performance, and cash flows. Among other things, FAS 161 requires disclosure of the fair values of derivative instruments and associated gains and losses in a tabular format. Since FAS 161 requires only additional disclosures about the Company’s derivatives and hedging activities, the adoption of FAS 161 is not expected to affect the Company’s financial position or results of operations.
In December 2007, the FASB issued Statement No. 141(R), Business Combinations (“Statement 141(R)”), a replacement of FASB Statement No. 141. Statement 141(R) is effective for fiscal years beginning on or after December 15, 2008 and applies to all business combinations. Statement 141(R) changes the practice for accounting for business combinations, such as requiring that we (1) expense transaction costs as incurred, rather than capitalizing them as part of the purchase price; (2) record contingent consideration arrangements and pre-acquisition contingencies, such as legal issues, at fair value at the acquisition date, with subsequent changes in fair value recorded in the income statement; (3) capitalize the fair value of acquired research and development assets separately from goodwill, whereas we previously determined the acquisition-date fair value and then immediately charged the value to expense; and (4) limit the conditions under which restructuring expenses can be accrued in the opening balance sheet of a target to only those where the requirements in FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, would have been met at the acquisition date. Additionally, Statement 141(R) provides that, upon initially obtaining control, an acquirer shall recognize 100 percent of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100 percent of its target. The implementation of Statement 141(R) on January 1, 2009 could result in an increase or decrease in future selling, general and administrative and other operating expenses, depending upon the extent of our acquisition related activities going forward.
In April 2008, the FASB issued FASB Staff Position (“FSP”) FAS 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under Statement 141(R), and other generally accepted accounting principles. This FSP is effective for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company is required to adopt FSP, FAS142-3 for the fiscal year beginning January 1, 2009. Management does not anticipate that the adoption of this FSP will have a material impact on the Company’s financial statements.
In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the U.S. Any effect of applying the provisions of SFAS 162 shall be reported as a change in accounting principle in accordance with Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections. SFAS 162 is effective 60 days following approval by the Securities and Exchange Commission of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. Management does not anticipate that the adoption of SFAS 162 will have a material impact on the Company’s financial statements.
In June 2008, the FASB issued Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”), which is effective January 1, 2009. FSP EITF 03-6-1 clarifies that share-based payment awards that entitle holders to receive non-forfeitable dividends before they vest will be considered participating securities and included in the basic earnings per share calculation. Accordingly, the Company’s consolidated financial statements included in this Form 8-K have been adjusted to reflect the retrospective application of FSP EITF 03-6-1.
2A. ADOPTION OF RECENT ACCOUNTING STANDARDS AND REVISED FINANCIAL STATEMENTS
Effective January 1, 2009, the Company adopted two pronouncements, FSP APB 14-1 and FSP EITF 03-6-1, which require the Company to retrospectively adjust previously reported financial information. As such, certain prior period amounts have been adjusted in these consolidated financial statements to reflect retrospective application of these accounting pronouncements.

ADOPTION OF FSP APB 14-1
Effective January 1, 2009, the Company adopted FSP APB 14-1. FSP APB 14-1 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s nonconvertible debt borrowing rate. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. FSP APB 14-1 is effective for the Company’s $330.0 million aggregate principal amount of its senior convertible notes due June 2010 and June 2012 with an annual rate of 2.75% and 2.375%, respectively, (the “2010 Notes” and the “2012 Notes,” respectively), and the $119.5 million exchanged portion of its contingent convertible subordinated notes due March 2008 with an annual rate of 2.5% (the “2008 Notes”) and requires retrospective application for all periods presented. FSP APB 14-1 requires the issuer of convertible debt instruments with cash settlement features to separately account for the liability. As of the date of issuance for the 2010 Notes and the 2012 Notes, and the date of modification for the 2008 Notes (collectively, the “Covered Notes”), the result of the impact of FSP APB 14-1 for each of the Covered Notes is as follows (in millions):

	2008	2010	2012
	Notes	Notes	Notes
	September	June	June
Date impacted by FSP APB 14-1	2006	2007	2007
Total Amount	$119.5	$165.0	$165.0
Liability Component	103.0	142.2	122.5
Equity Component	11.6	16.0	29.9
Deferred Tax Component	4.9	6.8	12.6
The debt component was recognized at the present value of its cash flows discounted using discount rates of 9.70%, 6.47% and 6.81%, the Company’s borrowing rate at the date of exchange of the 2008 Notes and the dates of the issuance of the 2010 Notes and the 2012 Notes, respectively, for a similar debt instrument without the conversion feature. For additional information, see Note 5, “Debt.” FSP APB 14-1 also requires an accretion of the resultant debt discount over the expected life of the Covered Notes, which is March, 2008 to June, 2012.
The debt component is accreted to par using the effective interest method and accretion is reported as a component of interest expense in the Company’s consolidated statements of operations. The interest expense attributed to the adoption of FSP APB 14-1 for the years ended December 31, 2008, 2007 and 2006 was $12.5 million, $13.4 million and $1.9 million, respectively. The equity component is not subsequently re-valued under FSP APB 14-1 as long as it continues to qualify for equity treatment. The deferred financing costs associated with the issuance of the Covered Notes were previously reported as $7.6 million. These costs have been allocated proportionately between the liability and equity components. The issuance costs associated with the liability component continues to be included in other assets on the Company’s consolidated balance sheets, whereas the issuance costs associated with the equity component are included in additional paid-in capital and are not amortized.
ADOPTION OF FSP EITF 03-6-1
Effective January 1, 2009, the Company adopted FSP EITF 03-6-1. FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore need to be included in the earnings allocation in computing EPS under the two-class method as described in SFAS No. 128, Earnings per Share. Under the guidance of FSP EITF 03-6-1, the Company’s unvested share-based payment awards, which contain non-forfeitable rights to dividends, whether paid or unpaid, are considered to be participating securities and are now included in the computation of EPS pursuant to the two-class method.
The following tables set forth the impact of the adoption of FSP APB 14-1 and FSP EITF 03-6-1 to the Company’s consolidated statements of operations for the years ended December 31, 2008, 2007 and 2006, and the Company’s consolidated balance sheets as of December 31, 2008 and 2007:

	Year Ended December 31,
	2008	2007	2006
	In thousands, except per share amounts
Consolidated Statements of Operations changes:
Interest expense
As previously reported	$(17,614)	$(13,749)	$(10,620)
As adjusted	$(30,085)	$(27,113)	$(12,498)
Income before income taxes
As previously reported	$31,006	$60,062	$48,308
As adjusted	$18,535	$46,698	$46,430
Income taxes
As previously reported	$(3,927)	$26,591	$18,901
As adjusted	$(9,192)	$20,949	$18,108

	Year Ended December 31,
	2008	2007	2006
	In thousands, except per share amounts
Net income
As previously reported	$34,933	$33,471	$29,407
As adjusted	$27,727	$25,749	$28,322
Basic net income per common share
As previously reported	$1.26	$1.21	$1.00
As adjusted	$0.98	$0.91	$0.96
Diluted net income per common share
As previously reported	$1.22	$1.13	$0.97
As adjusted	$0.96	$0.86	$0.96
Weighted average common shares for diluted earnings per share
As previously reported	28,703	29,578	32,747
As adjusted	28,378	29,373	32,685

	Year Ended December 31,
	2008	2007
	In thousands
Consolidated Balance Sheet changes:
Other assets
As previously reported	$28,565	$13,147
As adjusted	$20,148	$14,923
Long-term convertible securities
As previously reported	$330,000	$330,000
As adjusted	$299,480	$286,742
Additional paid-in capital
As previously reported	$464,668	$395,266
As adjusted	$502,784	$431,238
Retained earnings
As previously reported	$132,219	$98,175
As adjusted	$116,206	$89,368
Accordingly, the consolidated financial statements as well as Notes 2, 2A, 3, 11, 12 and 16 included in this Form 8-K have been adjusted to reflect the retrospective application of FSP APB 14-1 and FSP EITF 03-6-1.
3. ACQUISITIONS
BUSINESS COMBINATIONS
Minnesota Scientific, Inc.
In December 2008, the Company acquired Minnesota Scientific, Inc., doing business as Omni-Tract Surgical (“Omni-Tract”), for $6.4 million in cash paid at closing, 310,000 unregistered shares of the Company’s common stock valued at $10.7 million (of which 135,000 shares were issued at closing, with the remainder issued in January 2009), and $0.3 million in transaction related costs, subject to certain adjustments. Omni-Tract is a global leader in the development and manufacture of table mounted retractors and is based in St. Paul, Minnesota. Omni-Tract markets and sells these retractor systems for use in vascular, bariatric, general, urologic, orthopedic, spine, pediatric, and laparoscopic surgery. The Company will integrate Omni-Tract’s product lines into its combined offering of JARIT®, Padgett™, R&B Redmond™, and Luxtec® lines of surgical instruments and illumination systems sold by the Integra Medical Instruments sales organization.
The following summarizes the preliminary allocation of the purchase price based on fair value of the assets acquired and liabilities assumed (in thousands):

Cash	$1,501
Accounts receivable	1,324
Inventory	544
Other current assets	110
Property, plant and equipment	377
Intangible assets:		Wtd. Avg. Life
Technology	3,816	15 years
Tradename	13,084	Indefinite
Goodwill	2,997

Total assets acquired	23,753

Accounts payable and other current liabilities	335
Deferred tax liabilities — non current	6,030

Total liabilities assumed	6,365

Net assets acquired	$17,388

Management determined the preliminary fair value of assets acquired during the fourth quarter of 2008. The goodwill recorded in connection with this acquisition is based on the benefits the Company expects to generate from Omni-Tract’s future cash flows. Certain elements of the purchase price allocation are considered preliminary, particularly as they relate to the final valuation of certain identifiable intangible assets, deferred taxes and final assessment of certain pre-acquisition tax and other contingencies.
Integra Neurosciences Pty Ltd.
In October 2008, the Company acquired Integra Neurosciences Pty Ltd. in Australia and Integra Neurosciences Pty Ltd. in New Zealand for $4.0 million (6.0 million Australian Dollars) in cash at closing, $0.3 million in acquisition expenses and working capital adjustments, and up to $2.1 million (3.1 million Australian Dollars) in future payments based on the performance of business in the three years after closing. With this acquisition of the Company’s long-standing distributor, the Company now has a direct selling presence in Australia and New Zealand.
The following summarizes the preliminary allocation of the purchase price based on fair value of the assets acquired and liabilities assumed (in thousands):

Cash	$630
Inventory	1,198
Property, plant and equipment	66
Intangible assets:		Wtd. Avg. Life
Customer relationships	4,367	15 years
Tradename	90	1 year

Total assets acquired	6,351

Accounts payable and other current liabilities	70
Deferred tax liabilities — non current	1,388
Other non-current liabilities	628

Total liabilities assumed	2,086

Net assets acquired	$4,265

Management determined the preliminary fair value of assets acquired during the fourth quarter of 2008. Certain elements of the purchase price allocation are considered preliminary, particularly as they relate to the final valuation of certain identifiable intangible assets, deferred taxes and final assessment of certain pre-acquisition tax and other contingencies.
Theken
In August 2008 the Company acquired Theken Spine, LLC, Theken Disc, LLC and Therics, LLC (collectively, “Theken”) for $75.0 million in cash, subject to certain adjustments, acquisition expenses of $2.4 million, working capital adjustments of $3.9 million, and up to $125.0 million in future payments based on the revenue performance of the business in the two years after closing. Theken, based in Akron, Ohio, designs, develops and manufactures spinal fixation products, synthetic bone substitute products and spinal arthroplasty products.
The following summarizes the preliminary allocation of the purchase price based on fair value of the assets acquired and liabilities assumed (in thousands):

Cash	$167
Inventory	15,130
Accounts receivable	5,969
Other current assets	699
Property, plant and equipment	8,244
Other assets	1
Intangible assets:		Wtd. Avg. Life
Technology	13,470	11 years
Customer relationships	15,630	8 years
In-process research and development	25,240	Expensed immediately
Goodwill	6,395

Total assets acquired	90,945
Accounts payable and other current liabilities	9,716

Net assets acquired	$81,229

Management determined the preliminary fair value of assets acquired during the third quarter of 2008. The in-process research and development has not yet reached technological feasibility and has no alternative future use at the date of acquisition. The Company recorded an in-process research and development charge of $25.2 million in the third quarter of 2008 in connection with this acquisition, which was included in research and development expense. The goodwill recorded in connection with this acquisition is based on the benefits the Company expects to generate from Theken’s future cash flows. Certain elements of the purchase price allocation are considered preliminary, particularly as they relate to the final valuation of taxes and other contingencies. Additional changes are not expected to be significant as the allocations are finalized.
The fair value of the in-process research and development was determined by estimating the costs to develop the acquired technology into commercially viable products and estimating the net present value of the resulting net cash flows from these projects. These cash flows were based on our best estimates of revenue, cost of sales, research and development costs, selling, general and administrative costs and income taxes from the development projects. A summary of the estimates used to calculate the net cash flows for the projects is as follows:

	Year net	Discount rate
	cash In-	including factor	Acquired In-
	flows	to account for	Process
	expected to	uncertainty of	Research and
Project	begin	success	Development
eDisc artificial lumbar disc	2013	23%	$ 13.0 million
eDisc artificial cervical disc	2016	23%	7.2 million
Spinal fixation implants	2009	15%	4.7 million
All other	2009	15%	0.3 million
Precise Dental
On December 1, 2007 the Company acquired all of the outstanding stock of the Precise Dental family of companies (“Precise”) for $10.5 million in cash, and $0.6 million in acquisition expenses and working capital adjustments. The Precise Dental family of companies is comprised of Precise Dental Products, Ltd., Precision Dental International, Inc., Precise Dental Holding Corp. and Precise Dental Internacional, S.A. de C.V., a Mexican corporation. The companies develop, manufacture, procure, market and sell endodontic materials and dental accessories, including the manufacture of absorbable paper points, gutta percha and dental mirrors. Together these companies have procurement and distribution operations in Canoga Park, California and manufacturing operations at multiple locations in Mexico. The Company will integrate the acquired Canoga Park procurement and distribution functions into its York, Pennsylvania dental operations and will manage the manufacturing operations in Mexico.
Management determined the preliminary fair value of assets acquired during the fourth quarter of 2007. The purchase price allocation was finalized during the fourth quarter of 2008 with only minor changes recorded to goodwill. The goodwill recorded in connection with this acquisition is based on the benefits the Company expects to generate from Precise’s future cash flows.
IsoTis
On October 29, 2007, the Company acquired all of the outstanding stock of IsoTis, Inc. and subsidiaries (“IsoTis”) for $64.0 million in cash, subject to certain adjustments and acquisition expenses of $4.7 million. IsoTis, Inc and subsidiaries is comprised of IsoTis, Inc., IsoTis OrthoBiologics, Inc., IsoTis NV and IsoTis International SA. IsoTis, based in Irvine, California, is an orthobiologics company that develops, manufacturers and markets proprietary products for the treatment of musculoskeletal diseases and disorders. IsoTis’ current orthobiologics products are bone graft substitutes that promote the regeneration of bone and are used to repair natural, trauma-related and surgically-created defects common in orthopedic procedures, including spinal fusions. IsoTis’ current commercial business is highlighted by its Accell® line of products, which it believes represents the next generation in bone graft substitutes.

Management determined the preliminary fair value of assets acquired during the fourth quarter of 2007. The purchase price allocation was finalized during the fourth quarter of 2008 with changes recorded to goodwill and to deferred taxes for the release of a valuation allowance. The Company recorded an in-process research and development charge of $4.6 million in the fourth quarter of 2007 in connection with this acquisition, which is included in Research and development expense. The in-process research and development has not yet reached technological feasibility and has no alternative future use at the date of acquisition. The goodwill recorded in connection with this acquisition is based on the benefits the Company expects to generate from IsoTis’ future cash flows.
Physician Industries
On May 11, 2007, the Company acquired certain assets of the pain management business of Physician Industries, Inc. (“Physician Industries”) for approximately $4.0 million in cash, subject to certain adjustments and acquisition expenses of $0.1 million. In addition, the Company may pay additional amounts over the next four years depending on the performance of the business. Physician Industries, located in Salt Lake City, Utah, assembles, markets, and sells a comprehensive line of pain management products for acute and chronic pain, including customized trays for spinal, epidural, nerve block, and biopsy procedures. The Physician Industries business has been combined with the Company’s similar Spinal Specialties products line and the products are sold under the name Integra Pain Management.
Management determined the preliminary fair value of assets acquired during the second quarter of 2007. The purchase price allocation was finalized during the fourth quarter of 2007 with only minor changes recorded to goodwill. The goodwill recorded in connection with this acquisition is based on the benefits the Company expects to generate from Physician Industries’ future cash flows.
LXU Healthcare, Inc.
On May 8, 2007, the Company acquired the shares of LXU Healthcare, Inc. (“LXU”) for $30.0 million in cash paid at closing subject to certain adjustments and $0.5 million of acquisition-related expenses. LXU is operated as part of the Company’s surgical instruments business. We received proceeds of $0.4 million from escrow accounts in the third quarter of 2007 relating to adjustments for working capital and benefit plans, which was accounted for as a reduction in the total purchase price. LXU, based in West Boylston, Massachusetts, was comprised of three distinct businesses:
•
Luxtec — The market-leading manufacturer of fiber optic headlight systems for the medical industry through its Luxtec® brand. The Luxtec products are manufactured in a 31,000 square foot leased facility located in West Boylston.

•
LXU Medical — A leading specialty surgical products distributor with a sales force calling on surgeons and key clinical decision makers, covering 18,000 operating rooms in the southeastern, midwestern and mid-Atlantic U.S. LXU Medical is the exclusive distributor of the Luxtec fiber optic headlight systems in these territories.

•	Bimeco — A critical care products distributor with direct sales coverage in the southeastern U.S.
As was the intention at the time of the acquisition, the Company wound down the Bimeco business, which was not aligned with the Company’s strategy. The Company integrated the LXU Medical sales force and distributor network with the Integra Medical Instruments sales and distribution organization.
Management determined the preliminary fair value of assets acquired during the second quarter of 2007. The purchase price allocation was finalized during the fourth quarter of 2007 with only minor changes recorded to goodwill. The goodwill recorded in connection with this acquisition is based on the benefits the Company expects to generate from LXU’s future cash flows.
DenLite
On January 3, 2007, the Company’s subsidiary Miltex, Inc. acquired the DenLite® product line from Welch Allyn in an asset purchase for $2.2 million in cash paid at closing and approximately $35,000 of acquisition-related expenses. DenLite® is a lighted mouth mirror used in dental procedures.
Management determined the preliminary fair value of assets acquired during the first quarter of 2007. The purchase price allocation was finalized in the second quarter of 2007 with no changes being recorded.

Radionics
On March 3, 2006, the Company acquired the assets of the Radionics Division of Tyco Healthcare Group, L.P. for approximately $74.5 million in cash paid at closing, subject to certain adjustments, and $3.2 million of acquisition-related expenses in a transaction treated as a business combination. Radionics, based in Burlington, Massachusetts, is a leader in the design, manufacture and sale of advance minimally invasive medical instruments in the fields of neurosurgery and radiation therapy. Radionics’ products include the CUSA Excel® ultrasonic surgical aspiration system, the CRW® stereotactic system, the XKnife® stereotactic radiosurgery system, the OmniSight® stereotactic radiosurgery system, and the OmniSight® EXcel image-guide surgery system.
Management determined the preliminary fair value of assets acquired in the first quarter of 2006. The purchase price allocation was finalized during the second quarter of 2006 with only minor changes recorded to goodwill.
Miltex
On May 12, 2006, the Company acquired all of the outstanding capital stock of Miltex Holdings, Inc. (“Miltex”) for $102.7 million in cash paid at closing, subject to certain adjustments, and $0.6 million of transaction-related costs. Miltex, based in York, Pennsylvania, is a leading provider of surgical and dental offices and ambulatory surgery care sectors. Miltex sells products under the Miltex®, Meisterhand®, Vantage®, Moyco®, Union Broach®, and Thompson tm trademarks in over 65 countries, using a network of independent distributors. Miltex operates a manufacturing and distribution facility in York, Pennsylvania and also operates a leased facility in Tuttlingen, Germany where Miltex’s staff coordinates designs, production and delivery of instruments. The consolidated financial statements include the results of operations for Miltex from the date of acquisition.
Management determined the preliminary fair value of assets acquired in the second quarter of 2006. Certain adjustments were made in the third quarter of 2006 relating to the Miltex valuation, the most significant of which resulted in the recognition of a $29.3 million supplier relationship intangible asset, a decrease of $1.9 million in the customer relationship intangible asset, a decrease in goodwill of $13.8 million and an increase in deferred tax liabilities of $11.7 million. A portion of the goodwill acquired in the Miltex acquisition is expected to be deductible for tax purposes. The purchase price allocation was finalized in the fourth quarter of 2006 with an increase of $5.0 million to goodwill and an increase of $5.0 million to other non-current liabilities as the Company finalized its assessment of pre-acquisition tax contingencies. During 2007 and 2008, goodwill was increased as a result of additional costs incurred, a FIN 48 tax adjustment and the loss of the use of tax benefits, net of a partial refund from the seller.
Canada Microsurgical, Ltd.
On July 6, 2006, the Company acquired all of the outstanding capital stock of Canada Microsurgical, Ltd. (“CML”) for $5.8 million in cash paid at closing, subject to certain adjustments, $0.1 million working capital adjustment and $0.2 million of transaction-related costs. In addition, the Company may pay up to an additional $1.9 million (2.1 million Canadian dollars) over the three years from the date of acquisition, depending on the performance of the business, including $1.4 million paid in 2008 and 2007. If and when such amounts are paid, then those payments will be added to goodwill. CML, a long-standing distributor for the company, has eight sales representatives who cover all of the provinces in Canada. The consolidated financial statements include the results of operations for CML from the date of acquisition.
Management determined the preliminary fair value of assets acquired during the third quarter of 2006. Certain adjustments were made in the fourth quarter of 2006 as management finalized the CML valuation. The purchase price allocation was finalized during the fourth quarter of 2006 with only minor changes recorded to goodwill and deferred taxes. During 2008 and 2007, additional purchase price consideration of $1.4 million (1.4 million Canadian dollars) was paid in the form of an earn-out. These payments were recorded against a deferred purchase liability and to goodwill.
Kinetikos Medical, Inc.
On July 31, 2006, the Company acquired all of the outstanding capital stock of Kinetikos Medical, Inc. (“KMI”) for $39.5 million in cash paid at closing, subject to certain adjustments, $0.5 million in cash paid after closing, $0.6 million as a working capital adjustment and $1.1 million of transaction related costs. In addition, the Company may pay up to an additional $20 million over the next two years depending on the performance of the business. If and when such amounts are paid, then those payments will be added to goodwill. Subsequent to closing, the Company implemented certain changes in the KMI business, including eliminating approximately one-half of the positions located in the Carlsbad, California facility. In addition, the Company discontinued operating under the name of KMI effective January 1, 2007, has exited the Carlsbad facility and moved the remaining operations to its San Diego facility during 2007. A restructuring provision of $360,000 has been recorded in the opening balance sheet in connection with these plans as part of the purchase price allocation based on the guidance included in Emerging Issues Task Force (“EITF”) 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination.

KMI, is a leading developer and manufacturer of innovative orthopedic implants and surgical devices for small bone and joint procedures involving the foot ankle, hand, wrist and elbow. KMI marketed products that addressed both the trauma and reconstructive segments of the extremities market. KMI’s reconstructive products are largely focused on treating deformities and arthritis in small joints of the upper and lower extremity, while its trauma products are focused on the treatments of fractures of small bones most commonly found in the extremities. The Company has integrated the KMI product line into its U.S. direct sales force while maintaining seven former KMI independent sales agencies. The Company plans to increase sales of KMI products internationally through its well-established Newdeal infrastructure.
Management determined the preliminary fair value of assets acquired in the third quarter of 2006. The in-process research and development has not yet reached technological feasibility and has no alternative future use at the date of acquisition. Accordingly, this amount was expensed in the statement of operations on the date of acquisition. The Company recorded an in-process research and development charge of $5.9 million in 2006 in connection with this acquisition. The purchase price allocation was finalized during the fourth quarter of 2006 with only minor changes recorded to goodwill and deferred taxes.
The following table summarizes the fair value of the assets acquired and liabilities assumed as a result of the 2007 acquisitions:

	Precision		Physician	LXU
	Dental	IsoTis	Industries	Healthcare	DenLite
	(All amounts in thousands)
2007 Acquisitions
Current assets	$4,207	$38,964	$1,989	$14,013	$454
Property, plant and equipment	603	3,841	81	1,600	339
Intangible assets	3,777	19,000	1,348	9,500	1,235
Goodwill	4,735	25,399	1,218	8,191	207
Other assets	63	2,949	—	1,923	—

Total assets acquired	13,385	90,153	4,636	35,227	2,235

Current liabilities	681	16,232	538	4,938	—
Deferred revenue and other liabilities	1,594	5,256	—	224	—

Total liabilities assumed	2,275	21,488	538	5,162	—

Net assets acquired	$11,110	$68,665	$4,098	$30,065	$2,235

The following table summarizes the fair value of the assets acquired and liabilities assumed as a result of the 2006 acquisitions:

			Canada
			Microsurgical	Kinetikos
	Radionics	Miltex	LTD	Medical Inc
	(All amounts in thousands)
2006 Acquisitions
Current assets	$8,201	$24,564	$2,697	$5,009
Property, plant and equipment	1,365	7,699	—	1,646
Intangible assets	49,000	57,900	7,568	16,625
Goodwill	18,961	44,684	759	23,089
Other assets	72	1,329	21	1,260

Total assets acquired	77,599	136,176	11,045	47,629

Current liabilities	425	3,988	730	1,933
Deferred tax liabilities	—	22,537	2,190	3,953
Other non-current liabilities	1,605	5,667	671	—

Total liabilities assumed	2,030	32,192	3,591	5,886

Net assets acquired	$75,569	$103,984	$7,454	$41,743

The following unaudited pro forma financial information summarizes the results of operations for the years ended December 31, 2008 and 2007 as if the acquisitions consummated in 2008 and 2007 had been completed as of the beginning of 2007. The pro forma results are based upon certain assumptions and estimates and they give effect to actual operating results prior to the acquisitions and adjustments to reflect increased depreciation expense, increased intangible asset amortization, and increased income taxes at a rate consistent with Integra’s marginal rate in each year. No effect has been given to cost reductions or operating synergies. As a result, these pro forma results do not necessarily represent results that would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

	2008	2007
	(In thousands, except per
	share amounts)
Total revenue, net	$677,697	$641,015
Net income/(loss) (1)	21,793	(9,309)
Basic net income per share	$0.77	$(0.33)
Diluted net income per share	$0.75	$(0.31)

(1)	Amount for 2007 includes the one-time charge of $25.2 million for in-process research and development costs related to the 2008 Theken acquisition.
Due to immateriality and lack of readily available audited financial information, the above tables exclude the results of the Minnesota Scientific, Inc. and Integra Neurosciences Pty Ltd. (Australia and New Zealand) operations.
4. RESTRUCTURING ACTIVITIES
During the year ended December 31, 2006, the Company terminated 10 employees in connection with the transfer of certain manufacturing packaging operations from its plant in Plainsboro, New Jersey to its plant in Anasco, Puerto Rico.
In October 2006, the Company announced plans to restructure our French sales and marketing organization, which includes elimination of a number of positions at its Biot, France facility, and the closing of our facility in Nantes, France. These activities were transferred to the sales and marketing headquarters in Lyon, France and all severance payments have been made.
In connection with the 2007 acquisition of IsoTis, the Company announced plans to restructure the Company’s European operations. The restructuring plan included closing the facilities in Lausanne, Switzerland and Bilthoven, Netherlands, eliminating various positions in Europe and reducing various duplicative positions in Irvine, California. These activities were completed in 2008 and all payments have been made.
In connection with the 2007 acquisition of Precise, the Company announced plans to restructure the Company’s procurement and distribution operations by closing its facility in Canoga Park, California. The Company has integrated those functions into its York, Pennsylvania dental operations.
In connection with these restructuring activities, the Company has recorded the following net charges (reversals) during 2008, 2007, and 2006:

		Research	Selling, General
	Cost of	and	and
	Sales	Development	Administrative	Total
	(In thousands)
2008
Involuntary employee termination costs	$(47)	—	$122	$75
Facility exit costs	146	—	234	380
2007
Involuntary employee termination Costs	$(24)	$—	$(364)	$(388)
Facility exit costs	—	—	—	—
2006
Involuntary employee termination Costs	$290	$—	$745	$1,035
Facility exit costs	—	—	—	—

Below is a reconciliation of the restructuring accrual activity recorded during 2007 and 2008:

	Employee
	Termination	Facility Exit
	Costs	Costs	Total
	(In thousands)
Balance at December 31, 2006	$1,556	$170	$1,726
Additions	103	—	103
Acquired through acquisition	578	616	1,194
Change in estimates	(491)	—	(491)
Payments	(1,231)	(170)	(1,401)
Effects of foreign exchange	100	9	109

Balance at December 31, 2007	$615	$625	$1,240
Additions	225	235	460
Changes in estimates	(153)	144	(9)
Payments	(249)	(770)	(1,019)
Effects of foreign exchange	4	1	5

Balance at December 31, 2008	$442	$235	$677

We expect to pay all of the remaining costs in 2009.
5. DEBT
2008 Contingent Convertible Subordinated Notes
The Company was required to make interest payments on its $120.0 million contingent convertible subordinated notes (the “2008 Notes”) at an annual rate of 2.5% each September 15 and March 15. The Company paid contingent interest on the 2008 Notes approximating $1.8 million during the quarter ended March 31, 2008. The contingent interest paid was for each of the last three years the 2008 Notes remained outstanding in an amount equal to the greater of (1) 0.50% of the face amount of the 2008 Notes and (2) the amount of regular cash dividends paid during each such year on the number of shares of common stock into which each 2008 Note was convertible. Holders of the 2008 Notes could convert the 2008 Notes under certain circumstances, including when the market price of its common stock on the previous trading day was more than $37.56 per share, based on an initial conversion price of $34.15 per share. As of December 31, 2008, all of the 2008 Notes had been converted to common stock or cash.
The 2008 Notes were general, unsecured obligations of the Company and were subordinate to any senior indebtedness. The Company could not redeem the 2008 Notes prior to their maturity, and the 2008 Notes’ holders could have compelled the Company to repurchase the 2008 Notes upon a change of control. On March 5, 2008 the Company borrowed $120.0 million under its senior secured revolving credit facility. The Company used these funds to repay the 2008 Notes upon conversion or maturity. As a result of the conversions, the Company issued 768,221 shares of the Company’s common stock. There were no financial covenants associated with the convertible 2008 Notes.
In conjunction with the 2008 Notes, the Company had previously recognized a deferred tax liability related to the conversion feature of the debt. As a result of the repayment of the 2008 Notes, the Company reversed the remaining balance of the deferred tax liability which resulted in the recognition of a $2.4 million valuation allowance on a deferred tax asset, a $4.8 million increase to current income taxes payable and $11.5 million of additional paid-in capital for the year ended December 31, 2008.
On September 27, 2006, the Company exchanged $115.2 million (out of a total of a $120.0 million) of its 2 1/2% Contingent Convertible Subordinated Notes due 2008 (the “old notes”) for the equivalent amount of 2 1/2% Contingent Convertible Subordinated Notes due 2008 (the “new notes”). The terms of the new notes were substantially similar to those of the old notes, except that the new notes had a net share settlement feature and included “takeover protection,” whereby the Company would pay a premium to holders who convert their notes upon the occurrence of designated events, including a change in control. The net share settlement feature required that, upon conversion of the new notes, the Company pay holders in cash for up to the principal amount of the converted new notes with any amounts in excess of this cash amount settled, at the election of the Company, in cash or shares of its common stock. Holders who exchanged their old notes in the exchange offer received an exchange fee of $2.50 per $1,000 principal amount of their old notes. We paid approximately $288,000 of exchange fees to tendering holders of the existing notes plus expenses totaling approximately $332,000 in connection with the offer. The Company recorded a $1.2 million write-off of the unamortized debt issuance costs and $0.3 million of fees associated with the exchange of the old notes.

On October 20, 2006 an additional $4.3 million of old notes were tendered, bringing the total amount of exchanges to $119.5 million, or 99.6% of the original $120.0 million principal amount. The Company paid approximately $11,000 of exchange fees to tendering holders of these notes in connection with this exchange.
Holders were able to convert their notes at an initial conversion price of $34.15 per share, upon the occurrence of certain conditions, including when the market price of Integra’s common stock on the previous trading day was more than 110% of the conversion price. The notes are general, unsecured obligations of the Company and were subordinate to any future senior indebtedness of the Company. The Company was not able to redeem the notes prior to their maturity. Holders of the notes were able to require the Company to repurchase the notes upon a change in control.
In August 2003, the Company entered into an interest rate swap agreement with a $50.0 million notional amount to hedge the risk of changes in fair value attributable to interest rate risk with respect to a portion of our fixed-rate convertible notes. The Company received a 2 1/2% fixed rate from the counterparty, payable on a semi-annual basis, and paid to the counterparty a floating rate based on 3-month LIBOR minus 35 basis points, payable on a quarterly basis. The interest rate swap agreement was scheduled to terminate in March 2008, subject to early termination upon the occurrence of certain events, including redemption or conversion of the convertible notes. On September 27, 2006, the Company terminated this interest rate swap agreement in connection with the exchange of the convertible notes. The interest rate swap agreement qualified as a fair value hedge under SFAS No. 133, as amended, Accounting for Derivative Instruments and Hedging Activities. The net amount to be paid or received under the interest rate swap agreement was recorded as a component of interest expense.
The fair value of the contingent interest obligation, which was the same under the old and new notes, had been marked to its fair value at each balance sheet date, with changes in the fair value recorded to interest expense. At December 31, 2007, the estimated fair value of the contingent interest obligation was $1.8 million. In 2007 and 2006, the Company recorded $0.7 million and $0.4 million, respectively, of interest expense associated with changes in the estimated fair value of the contingent interest obligation.
2010 and 2012 Senior Convertible Notes
On June 11, 2007, the Company issued $165.0 million aggregate principal amount of its 2.75% Senior Convertible Notes due 2010 (the “2010 Notes”) and $165.0 million aggregate principal amount of its 2.375% Senior Convertible Notes due 2012 (the “2012 Notes” and together with the 2010 Notes, the “Notes”). The 2010 Notes and the 2012 Notes bear interest at a rate of 2.75% per annum and 2.375% per annum, respectively, in each case payable semi-annually in arrears on December 1 and June 1 of each year. The fair value of the 2010 Notes and the 2012 Notes at December 31, 2008 was approximately $155.6 million and $145.9 million, respectively. The Notes are senior, unsecured obligations of the Company, and are convertible into cash and, if applicable, shares of its common stock based on an initial conversion rate, subject to adjustment, of 15.0917 shares per $1,000 principal amount of notes for the 2010 Notes and 15.3935 shares per $1,000 principal amount of notes for the 2012 Notes (which represents an initial conversion price of approximately $66.26 per share and approximately $64.96 per share for the 2010 Notes and the 2012 Notes, respectively.) The Company will satisfy any conversion of the Notes with cash up to the principal amount of the applicable series of Notes pursuant to the net share settlement mechanism set forth in the applicable indenture and, with respect to any excess conversion value, with shares of the Company’s common stock. The Notes are convertible only in the following circumstances: (1) if the closing sale price of the Company’s common stock exceeds 130% of the conversion price during a period as defined in the indenture; (2) if the average trading price per $1,000 principal amount of the Notes is less than or equal to 97% of the average conversion value of the Notes during a period as defined in the indenture; (3) at any time on or after December 15, 2009 (in connection with the 2010 Notes) or anytime after December 15, 2011 (in connection with the 2012 Notes); or (4) if specified corporate transactions occur. The issue price of the Notes was equal to their face amount, which is also the amount holders are entitled to receive at maturity if the Notes are not converted. As of December 31, 2008, none of these conditions existed and, as a result, the $330.0 million balance of the 2010 Notes and the 2012 Notes is classified as long-term.
Holders of the Notes, who convert their notes in connection with a qualifying fundamental change, as defined in the related indenture, may be entitled to a make-whole premium in the form of an increase in the conversion rate. Additionally, following the occurrence of a fundamental change, holders may require that the Company repurchase some or all of the Notes for cash at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any.
The Notes, under the terms of the private placement agreement, are guaranteed fully by Integra LifeSciences Corporation, a subsidiary of the Company. The 2010 Notes will rank equal in right of payment to the 2012 Notes. The Notes will be the Company’s direct senior unsecured obligations and will rank equal in right of payment to all of the Company’s existing and future unsecured and unsubordinated indebtedness.

On March 19, 2008 and April 9, 2008, we received notices of default from the trustee related to the failure to timely provide the trustee with a copy of our Annual Report on Form 10-K for the year ended December 31, 2007. The default under the indentures was cured by May 18, 2008 (60 days from the date of the earlier notice of default) without penalty.
In connection with the issuance of the Notes, the Company entered into call transactions and warrant transactions, primarily with affiliates of the initial purchasers of the Notes (the “hedge participants”), in connection with each series of Notes. The cost of the call transactions to the Company was approximately $46.8 million. The Company received approximately $21.7 million of proceeds from the warrant transactions. The call transactions involve the Company’s purchasing call options from the hedge participants, and the warrant transactions involve the Company’s selling call options to the hedge participants with a higher strike price than the purchased call options.
The initial strike price of the call transactions is (1) for the 2010 Notes, approximately $66.26 per share of Common Stock, and (2) for the 2012 Notes, approximately $64.96, in each case subject to anti-dilution adjustments substantially similar to those in the Notes. The initial strike price of the warrant transactions is (x) for the 2010 Notes, approximately $77.96 per share of Common Stock and (y) for the 2012 Notes, approximately $90.95, in each case subject to customary anti-dilution adjustments.
Senior Secured Revolving Credit Facility
In December 2005, the Company established a $200.0 million, five-year, senior secured revolving credit facility. In 2005, the Company paid approximately $1.1 million of fees in connection with establishing the credit facility. The Company capitalized these fees and is amortizing them to interest expense over the five-year term of the credit facility. The credit facility requires the Company to maintain various financial covenants, including leverage ratios, a minimum fixed charge coverage ratio, and a minimum liquidity ratio. The credit facility also contains customary affirmative and negative covenants, including those that limit the Company’s and its subsidiaries’ ability to incur additional debt, incur liens, make investments, enter into mergers and acquisitions, liquidate or dissolve, sell or dispose of assets, repurchase stock and pay dividends, engage in transactions with affiliates, engage in certain lines of business and enter into sale and leaseback transactions. The Company pays an annual commitment fee (ranging from 0.10% to 0.20%) on the daily amount by which the commitments under the credit facility exceed the outstanding loans and letters of credit under the credit facility.
During 2007, the terms were amended to increase the amount and extend the maturity of the credit facility. We amended the credit facility in September 2007 to accommodate the acquisition of IsoTis as well as other acquisitions. The amendment modified certain financial and negative covenants which include the addition of up to $14.7 million of cost savings to the calculation of our Consolidated EBITDA as well as an increase in the Total Leverage ratio from 4.0 to 4.5 to 1 through June 30, 2008. We were in compliance with all covenants at each balance sheet date. At December 31, 2008, the Company has a $300.0 million, five-year, senior secured revolving credit facility, which it utilizes for working capital, capital expenditures, share repurchases, acquisitions, debt repayments and other general corporate purposes.
On March 5, 2008, July 28, 2008 and on October 30, 2008, the Company borrowed $120.0 million, $80.0 million and $60.0 million, respectively, under its credit facility and as of December 31, 2008 had $260.0 million of outstanding borrowings under this credit facility. The outstanding borrowings have one-month interest periods. The interest rate of the outstanding borrowings was approximately 2.87% at December 31, 2008. The Company used the proceeds from the March 2008 borrowing along with existing funds to repay all of the remaining 2008 Notes totaling approximately $119.4 million in the second quarter of 2008. The Company used the remainder of the funds to repay approximately $3.3 million of related accrued and contingent interest during the month of March 2008. On July 28, 2008 and October 30, 2008, the Company borrowed $80.0 million and $60.0 million, respectively, to fund the acquisition of Theken and for other general corporate purposes. The Company regularly borrows under the credit facility and makes payments each month with respect thereto and considers $100.0 million of such outstanding amounts to be short-term in nature based on its current intent and ability. If additional borrowings are made in connection with, for instance, future acquisitions, such activities could impact the timing of when the Company intends to repay amounts under this credit facility, which runs through December 2011.
In 2008, the Company received waivers related to the late completion of its audited financial statements for the year ended December 31, 2007. The Company included such financial statements in the Annual Report on Form 10-K filed on May 16, 2008. The Company also received an extension of the delivery date under the credit facility of its financial statements for the quarter ended March 31, 2008 (the “Q1 Financial Statements”) through May 31, 2008. The Company included the Q1 Financial Statements in our Quarterly Report on Form 10-Q filed on June 4, 2008.
In 2008, we obtained a waiver regarding a representation and warranty in the credit agreement relating to material weaknesses in our internal controls through November 15, 2008. We had not eliminated our material weaknesses by November 15, 2008 and, therefore, the sole consequence prior to March 2, 2009 is that we cannot make further borrowings under the credit facility. On or before March 2, 2009 (or such later date as we may be required to deliver audited financial statements for the year ended December 31, 2008), we will be required to deliver a compliance certificate that includes a representation that we do not have a material weakness in our internal controls.

6. DERIVATIVE INSTRUMENTS
In August 2003, the Company entered into an interest rate swap agreement with a $50.0 million notional amount to hedge the risk of changes in fair value attributable to interest rate risk with respect to a portion of its fixed-rate contingent convertible subordinated notes. The Company received a 2 1/2% fixed rate from the counterparty, payable on a semi-annual basis, and paid to the counterparty a floating rate based on 3-month LIBOR minus 35 basis points, payable on a quarterly basis. The floating rates reset each quarter. The interest rate swap agreement was scheduled to terminate on March 15, 2008, subject to early termination upon the occurrence of certain events, including redemption or conversion of the contingent convertible notes.
The interest rate swap agreement qualified as a fair value hedge under SFAS No. 133, as amended, Accounting for Derivative Instruments and Hedging Activities. Accordingly, until it was terminated in September 2006, the interest rate swap had been recorded at fair value and changes in fair value were recorded in other income (expense), net.
On September 27, 2006, the Company terminated the interest rate swap. We paid the counterparty approximately $2.2 million in connection with the termination of the swap, consisting of a $0.6 million payment of accrued interest and a $1.6 million payment representing the fair market value of the interest rate swap on the termination date. We had already accrued the termination payment. Historically, the net difference between changes in the fair value of the interest rate swap and the contingent convertible notes represented the ineffective portion of the hedging relationship, and this amount was recorded in other income/(expense) net. In connection with the termination of the swap and the debt exchange, the Company recorded a $1.4 million charge to recognize the previously recorded discount generated as a result of the swap. Prior to the termination of the swap, the net amount to be paid or received under the interest rate swap agreement had been recorded as a component of interest expense. In 2006, the Company recorded an additional $0.8 million of interest expense associated with the interest rate swap, while it recorded a $0.2 million reduction in interest expense in 2005.
The Company recorded the following changes in the net fair values of the interest rate swap and the hedged portion of the contingent convertible notes:

	2008	2007	2006
	(In thousands)
Interest rate swap	$—	$—	$(690)
Contingent convertible notes	—	373	343

Net increase (decrease) in liabilities	$—	$373	$(347)

The net increase (decrease) in liabilities represents the ineffective portion of the hedging relationship, and these amounts are recorded in Other income (expense), net.
7. TREASURY STOCK
In October 2007, the Company’s Board of Directors terminated its prior repurchase plan and authorized the Company to repurchase shares of its common stock for an aggregate purchase price not to exceed $75.0 million through December 31, 2008. The Company did not purchase any shares of its common stock under this repurchase program during the year ended December 31, 2008.
On October 30, 2008, the Company’s Board of Directors terminated the repurchase authorization it adopted in October 2007 and authorized the company to repurchase shares of its common stock for an aggregate purchase price not to exceed $75.0 million through December 31, 2010. Shares may be purchased either in the open market or in privately negotiated transactions. The Company did not purchase any shares of its common stock under the October 2008 repurchase programs during the three months ended December 31, 2008. As of December 31, 2008, there remained $75.0 million available for share repurchases under this authorization.
In May 2005, our Board of Directors authorized us to repurchase shares of our common stock for an aggregate purchase price not to exceed $40 million through December 31, 2006. We were authorized to repurchase no more than 1.5 million shares under this program. In October 2005, our Board of Directors terminated the May 2005 repurchase program and adopted a new program that authorized us to repurchase shares of our common stock for an aggregate purchase price not to exceed $50 million through December 31, 2006.

In February 2006, the Board of Directors authorized the repurchase of shares of its common stock for an aggregate purchase price not to exceed $50 million through December 31, 2006, and terminated the prior repurchase program. Shares could have been purchased either in the open market or in privately negotiated transactions.
In October 2006, the Company’s Board of Directors authorized the Company to repurchase shares of its common stock for an aggregate purchase price not to exceed $75 million through December 31, 2007 and terminated its prior repurchase program. On May 17, 2007, the Company’s Board of Directors terminated the repurchase authorization it adopted in October 2006 and authorized the Company to repurchase shares of its common stock for an aggregate purchase price not to exceed $75 million through December 31, 2007. On October 30, 2007, the Company’s Board of Directors terminated the repurchase authorization it adopted on May 17, 2007 and authorized the Company to repurchase shares of its common stock for an aggregate purchase price not to exceed $75 million through December 31, 2008. Shares may be purchased either in the open market or in privately negotiated transactions.
The Company repurchased 2.2 million and 1.8 million shares of its common stock in 2007 and 2006, respectively, for $106.5 million and $70.0 million, respectively.
8. STOCK PURCHASE AND AWARD PLANS
EMPLOYEE STOCK PURCHASE PLAN
The purpose of the Employee Stock Purchase Plan (the “ESPP”) is to provide eligible employees of the Company with the opportunity to acquire shares of common stock at periodic intervals by means of accumulated payroll deductions. Under the ESPP, a total of 1.5 million shares of common stock are reserved for issuance. These shares will be made available either from the Company’s authorized but unissued shares of common stock or from shares of common stock reacquired by the Company as treasury shares. At December 31, 2008, 1.1 million shares remain available for purchase under the ESPP. During the years ended December 31, 2008, 2007, and 2006, the Company issued 11,873, 7,860 and 8,826 shares under the ESPP for $0.4 million, $0.3 million, and $0.4 million, respectively.
The ESPP was amended in 2005 to reduce the discount available to participants to five percent and to fix the price against which such discount would be applied. Accordingly, the ESPP is a non-compensatory plan under SFAS 123R.
EQUITY AWARD PLANS
As of December 31, 2008, the Company had stock options, restricted stock awards, and contract stock outstanding under seven plans, the 1993 Incentive Stock Option and Non-Qualified Stock Option Plan (the “1993 Plan”), the 1996 Incentive Stock Option and Non-Qualified Stock Option Plan (the “1996 Plan”), the 1998 Stock Option Plan (the “1998 Plan”), the 1999 Stock Option Plan (the “1999 Plan”), the 2000 Equity Incentive Plan (the “2000 Plan”), the 2001 Equity Incentive Plan (the “2001 Plan”), and the 2003 Equity Incentive Plan (the “2003 Plan”, and collectively, the “Plans”). No new awards may be granted under the 1993 Plan, the 1998 plan or the 1996 Plan.
In July 2008, the stockholders of the Company approved an amendment to the 2003 Plan to increase by 750,000 the number of shares of common stock that may be issued under the 2003 Plan. The Company has reserved 750,000 shares of common stock for issuance under both the 1993 Plan and 1996 Plan, 1,000,000 shares under the 1998 Plan, 2,000,000 shares under each of the 1999 Plan, the 2000 Plan and the 2001 Plan, and 4,750,000 shares under the 2003 Plan. The 1993 Plan, 1996 Plan, 1998 Plan, and the 1999 Plan permit the Company to grant both incentive and non-qualified stock options to designated directors, officers, employees and associates of the Company. The 2000 Plan, 2001 Plan, and 2003 Plan permit the Company to grant incentive and non-qualified stock options, stock appreciation rights, restricted stock, contract stock, performance stock, or dividend equivalent rights to designated directors, officers, employees and associates of the Company. Stock options issued under the Plans become exercisable over specified periods, generally within four years from the date of grant for officers, employees and consultants, and generally expire six years from the grant date. The transfer and non-forfeiture provisions of restricted stock issued under the Plans lapse over specified periods, generally at three years after the date of grant.
During 2008, the Company identified certain options that had previously been granted to individuals who are not considered employees and had not been accounted for under the guidance prescribed in EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Previously in 2008, the Company recorded an adjustment to revise retained earnings and additional paid-in-capital by approximately $0.9 million to reflect the impact of previously unrecognized compensation expense associated with certain non-employee option grants between 1998 and 2004. The impact of non-employee compensation expense since 2004 has been recorded in the results of our 2008 operations and is immaterial.

Stock Options
The following table summarizes the Company’s stock option activity:

		Weighted	Weighted Average
		Average	Contractual Term	Aggregate
Stock Options	Shares	Exercise Price	In Years	Intrinsic Value
	(In thousands)
Outstanding at December 31, 2005	4,001	$27.50
Granted	273	40.75
Exercised	(705)	22.20
Forfeited or Expired	(131)	33.27

Outstanding at December 31, 2006	3,438	29.41
Granted	231	41.56
Exercised	(682)	27.08
Forfeited or Expired	(63)	34.97

Outstanding at December 31, 2007	2,924	30.82
Granted	222	47.62
Exercised	(464)	24.33
Forfeited or Expired	(34)	35.26

Outstanding at December 31, 2008	2,648	$33.32	4.6	$11,689

Vested or expected to vest at December 31, 2008	2,606	$33.18	4.5	$11,666

Exercisable at December 31, 2008	2,051	$30.94	3.7	$11,357

The intrinsic value of options exercised for the years ended December 31, 2008, 2007, and 2006 was $9.2 million, $12.9 million, and $12.5 million, respectively. The weighted average grant date fair value of options granted during the year 2008, 2007, and 2006 was $18.08, $16.91, and $17.87, respectively. Cash received from option exercises was $11.5 million, $18.8 million, and $15.9 million for fiscal 2008, 2007, and 2006, respectively.
As of December 31, 2008, there was approximately $9.4 million of total unrecognized compensation costs related to unvested stock options. These costs are expected to be recognized over a weighted-average period of approximately 2.6 years.
Awards of Restricted Stock, Performance Stock and Contract Stock
The following is a summary of awards of restricted stock, performance stock and contract stock for the year ended December 31, 2008 (shares in thousands):

			Performance Stock and
			Contract
	Restricted Stock Awards		Stock Awards
		Wtd. Avg.		Wtd. Avg.
		Fair		Fair
		Value per		Value per
	Shares	Share	Shares	Share
Unvested, December 31, 2006	185	$38.08	218	$35.41
Granted	153	46.42	15	45.81
Cancellations	(40)	41.19	(10)	35.82
Released	(14)	40.65	—	—

Unvested, December 31, 2007	284	42.29	223	36.10
Granted	82	44.18	292	36.17
Cancellations	(29)	41.78	—	—
Released	(13)	40.15	(200)	35.57

Unvested, December 31, 2008	324	$42.92	315	$36.52

The Company recognized $25.5 million, $6.9 million, and $4.7 million in expense related to awards granted in 2008, 2007, and 2006, respectively. The total fair value of shares vested in 2008, 2007, and 2006 was $25.5 million, $0.6 million and $0.7 million, respectively.
Performance stock awards have performance features associated with them. Performance stock, restricted stock and contract stock awards generally have requisite service periods of three years. The fair value of these awards is being expensed on a straight-line basis over the vesting period. As of December 31, 2008, there was approximately $16.1 million of total unrecognized compensation costs related to unvested awards. These costs are expected to be recognized over a weighted-average period of approximately 2.5 years.
In July 2004, the Company and the Company’s President and Chief Executive Officer (the “Executive”) renewed the Executive’s employment agreement with the Company through December 31, 2009. In connection with the renewal of the agreement, the Executive received a grant of fair market value options to acquire up to 250,000 shares of Integra common stock and an award of fully vested contract stock/restricted stock units (“Restricted Units”) providing for the payment of 750,000 shares of Integra common stock which shall generally be delivered to the Executive following his termination of employment or retirement but not before December 31, 2009, or later under certain circumstances, or earlier if he is terminated without cause, if he leaves his position for good reason or upon a change of control or certain tax related events. The options and Restricted Units award were granted under the 2003 Plan. The Executive has demand registration rights under the Restricted Units issued.
In August 2008, the Company and the Executive renewed the Executive’s employment agreement with the Company through December 31, 2011. In connection with the renewal of the agreement, the Executive received a grant of fair market value options to acquire up to 125,000 shares of Integra common stock and a fully vested Restricted Units award providing for the payment of 375,000 shares of Integra common stock which shall be delivered to the Executive within the 30 day period immediately following the six month anniversary of his separation from service from the Company. The options and Restricted Units award were granted under the 2003 Plan. As the Restricted Units vested on the grant date, a charge of approximately $18.0 million was recognized upon issuance, which was included in selling, general and administrative expenses.
In December 2000, the Company issued 1,250,000 Restricted Units under the 2000 Plan as a fully vested equity based bonus to the Executive in connection with the extension of his employment agreement. Each Restricted Unit represents the right to receive one share of the Company’s common stock. The Executive has demand registration rights under the Restricted Units issued. In January 2006, the Company issued 750,000 shares of the Company’s common stock to the Executive pursuant to the obligations with respect to 750,000 of these Restricted Units. In March 2008, the Company issued 500,000 shares of the Company’s common stock to the Executive pursuant to the obligations with respect to 500,000 of these Restricted Units.
No other share-based awards are outstanding under any of the Plans. At December 31, 2008, there were 826,836 shares available for grant under the Plans.
9. RETIREMENT BENEFIT PLANS
In September 2006, the Financial Accounting Standards Board issued Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans, which is an amendment of FASB Statements No. 87, 88, 106, and 123R. This Statement requires the Company to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. The Company currently recognizes the unfunded liability for each of its plans. Therefore, the implementation of this statement had no effect on the financial statements upon its adoption.
DEFINED BENEFIT PLANS
The Company maintains defined benefit pension plans that cover employees in its manufacturing plants located in York, Pennsylvania (the “Miltex Plan”), Andover, United Kingdom (the “UK Plan”) and Tuttlingen, Germany (the “Germany Plan”). The Miltex Plan was frozen and all future benefits were curtailed prior to the acquisition of Miltex by the Company. During 2008, the Miltex Plan was terminated with all distributions made to participants. The Company recognized approximately $0.4 million in additional costs to fund these distributions. Accordingly, the Miltex Plan has no assets or liabilities remaining at December 31, 2008. The Company closed the Tuttlingen, Germany plant in December 2005. However, the Germany Plan was not terminated and the Company remains obligated for the accrued pension benefits related to this plan. The plans cover certain current and former employees. The plans are no longer open to new participants. The Company uses a December 31 measurement date for all of its pension plans.

Net periodic benefit costs for these defined benefit pension plans included the following amounts:

	2008		2007		2006
	U.S.	Non U.S	U.S.	Non U.S.	U.S.	Non U.S.
	Plan	Plans	Plan	Plans	Plan	Plans
	(In thousands)
Service cost	$—	$141	$—	$160	$—	$182
Interest cost	14	718	24	715	25	585
Expected return on plan assets	—	(493)	(30)	(600)	(24)	(483)
Recognized net actuarial loss	—	553	23	382	28	337

Net periodic benefit cost, before settlement expenses	14	919	17	657	29	621
Settlement expense	—	—	—	—	53	—

Net periodic benefit cost	$14	$919	$17	$657	$82	$621

The following weighted average assumptions were used to develop net periodic pension benefit cost and the actuarial present value of projected pension benefit obligations:

	2008		2007		2006
	U.S.	Non U.S.	U.S.	Non U.S.	U.S.	Non U.S.
	Plan	Plans	Plan	Plans	Plan	Plans
	(In thousands)
Discount rate	—	6.6%	5.5%	5.5%	5.5%	5.2%
Expected return on plan assets	—	5.2%	7.0%	5.7%	7.0%	5.7%
Rate of compensation increase	—	3.1%	3.0%	3.5%	N/A	3.1%
The expected return on plan assets represents the average rate of return expected to be earned on plan assets over the period the benefits included in the benefit obligation are to be paid. In developing the expected rate of return, the Company considers long-term compound annualized returns of historical market data as well as actual returns on the plan assets and applies adjustments that reflect more recent capital market experience. Using this reference information, the long-term return expectations for each asset category are developed according to the allocation among those investment categories. In 2008, the discount rate is prescribed as the current yield on corporate bonds with an average rating of AAA of equivalent currency and term to the liabilities. In 2007 and 2006, the discount rate was prescribed as the current yield on corporate bonds with an average rating of AA of equivalent currency and term to the liabilities.
The following sets forth the change in projected benefit obligations and the change in plan assets at December 31, 2008 and 2007 and the accrued benefit cost:

	December 31,
	2008		2007
	U.S.	Non-U.S.	U.S.	Non-U.S.
	Plan	Plans	Plan	Plans
	(In thousands)
CHANGE IN PROJECTED BENEFIT OBLIGATION
Projected benefit obligation, beginning of year	$461	$13,265	$437	$13,870
Service cost	—	141	—	160
Interest cost	14	718	24	715
Participant contributions	—	26	—	28
Benefits paid	(530)	(387)	—	(384)
Actuarial (gain) loss	55	(586)	—	(1,172)
Settlements	—	—	—	—
Acquisitions	—	—	—	—
Effect of foreign currency exchange Rates	—	(3,561)	—	48

Projected benefit obligation, end of Year	$—	$9,616	$461	$13,265

	December 31,
	2008		2007
	U.S.	Non-U.S.	U.S.	Non-U.S.
	Plan	Plans	Plan	Plans
	(In thousands)
CHANGE IN PLAN ASSETS
Plan assets at fair value, beginning of Year	$523	$11,225	$340	$10,315
Actual return on plan assets	(106)	(868)	33	835
Employer contributions	113	400	150	443
Participant contributions	—	22	—	28
Benefits paid	(530)	(387)	—	(336)
Acquisitions	—	—	—	—
Effect of foreign currency exchange Rates	—	(2,959)	—	(60)

Plan assets at fair value, end of Year	$—	$7,433	$523	$11,225

RECONCILIATION OF FUNDED STATUS
Funded status, projected benefit obligation in excess of plan assets	$—	$(2,183)	$62	$(2,040)
Unrecognized net actuarial (gain) loss	—	1,372	198	1,384
Accumulated other comprehensive income (loss) under FAS 158	—	(1,372)	(198)	(1,384)

Amounts recognized	$—	$(2,183)	$62	$(2,040)

The accrued benefit liability recorded at December 31, 2008 and 2007 is included in other liabilities, and the current portion is included in accrued expenses.
The combined accumulated benefit obligation for the defined benefit plans was $9.6 million and $13.7 million as of December 31, 2008 and 2007, respectively. The accumulated benefit obligation for each plan exceeded that plan’s assets for all periods presented, except for the U.S. Plan at December 31, 2007.
The U.K. Plan invests in pooled funds which provide a diversification that supports the overall investment objectives. The Miltex Plan had no assets at December 31, 2008. The Germany Plan had no assets at December 31, 2008 and 2007. Based on the assets which comprise each of the funds, the weighted-average allocation of plan assets by asset category is as follows:

	December 31,
	2008		2007
	U.S.	Non-U.S.	U.S.	Non-U.S.
	Plan	Plans	Plan	Plans
Equity securities	—	14%	60%	21%
Corporate bonds	—	33%	—	33%
Government bonds	—	50%	37%	43%
Insurance contracts	—	—	—	—
Cash	—	3%	3%	3%

	—	100%	100%	100%

The investment strategy for the Company’s defined benefit plans is both to meet the liabilities of the plans as they fall due and to maximize the return on invested assets within appropriate risk tolerances.
The Company anticipates contributing approximately $378,000 to its defined benefit plans in 2009. The Company expects to pay the following estimated future benefit payments in the years indicated (in thousands):

2009	$370
2010	401
2011	440
2012	452
2013	498
2014-2018	2,961

Included in Accumulated Other Comprehensive Income is $1.4 million of unrecognized net actuarial loss, a portion of which is expected to be recognized as a component of net periodic benefit cost in 2009.
DEFINED CONTRIBUTION PLANS
The Company also has various defined contribution savings plans that cover substantially all employees in the U.S., the United Kingdom and Puerto Rico. The Company matches a certain percentage of each employee’s contributions as per the provisions of the plans. Total contributions by the Company to the plans were $1,442,000, $1,108,000, and $962,000 in 2008, 2007, and 2006, respectively.
10. LEASES
In May 2008, Integra LifeSciences Corporation entered into a Lease Agreement with 109 Morgan Lane, LLC (the “Morgan Lane Lease”) for the expansion of the Company’s headquarters in Plainsboro, New Jersey. The Morgan Lane Lease was signed simultaneously with Morgan Lane, LLC’s purchase of the building, land and premises from Provestco, Inc. The Company is initially leasing approximately 26,750 square feet located at 109 Morgan Lane, Plainsboro, New Jersey (the “Initial Space”) for general office, lab and warehouse purposes. If Morgan Lane, LLC completes certain improvements to the building, parking lot and surrounding premises, then the Company has the right to lease an additional approximately 31,261 square feet in the building beginning on April 1, 2009 (the “Remaining Space”). The rent for the Initial Space ranges from approximately $240,000 per year in the beginning stages of the term to approximately $340,000 per year at the end of the term. The rent for the Remaining Space is approximately $330,000 per year, subject to adjustments. Additional rent is also required for, among other things, operating expenses and taxes. The initial term of the Morgan Lane Lease expires on May 31, 2018 with an option for the Company to extend the term for an additional five years.
The Company leases administrative, manufacturing, research and distribution facilities and various manufacturing, office and transportation equipment through operating lease agreements.
In November 1992, a corporation whose shareholders are trusts, whose beneficiaries include family members of the Company’s Chairman, acquired from independent third parties a 50% interest in the general partnership from which the Company leases its manufacturing facility in Plainsboro, New Jersey. In October 2005, the Company entered into a lease modification agreement relating to this facility. The lease modification agreement provides for extension of the term of the lease from October 31, 2012 for an additional five-year period through October 31, 2017 at an annual rate of approximately $272,000 per year. The lease modification agreement also provides a ten-year option for the Company to extend the lease from November 1, 2017 through October 31, 2027 at an annual rate of approximately $296,000 per year.
In June 2000, the Company signed a ten-year agreement to lease certain production equipment from a corporation whose sole stockholder is a general partnership, for which the Company’s Chairman is a partner and the President. Under the terms of the lease agreement, the Company paid $90,000 to the related party lessor in each of 2008, 2007, and 2006.
Future minimum lease payments under operating leases at December 31, 2008 were as follows:

	Related	Third
	Parties	Parties	Total
	(In thousands)
2009	$341	$4,009	$4,350
2010	341	5,031	5,372
2011	296	4,133	4,429
2012	251	1,415	1,666
2013	254	874	1,128
Thereafter	1,061	4,857	5,918

Total minimum lease payments	$2,544	$20,319	$22,863

Total rental expense in 2008, 2007, and 2006 was $5.9 million, $5.0 million, and $3.4 million, respectively, and included $488,000, $498,000, and $321,000 in related party expense, respectively.

11. INCOME TAXES
Income (loss) before income taxes consisted of the following:

	2008	2007	2006
	(In thousands)
U.S. operations	$(1,016)	$23,234	$18,122
Foreign operations	19,551	23,464	28,308

Total	$18,535	$46,698	$46,430

A reconciliation of the U.S. Federal statutory rate to the Company’s effective tax rate for the years ended December 31, 2008, 2007 and 2006 is as follows:

	2008	2007	2006
Federal statutory rate	35.0%	35.0%	35.0%
Increase (reduction) in income taxes resulting from:
State income taxes, net of federal tax benefit	3.2%	(0.7)%	1.7%
Foreign operations	(19.3)%	(5.4)%	(1.7)%
In-process research and development	—	3.4%	4.5%
Incentive stock option expense	0.7%	1.1%	1.5%
Compensation in excess of IRS deductible limits	—	—	2.6%
Change in valuation allowances	(4.8)%	4.8%	(2.6)%
German tax restructuring	(53.5)%	—	—
Other	(10.9)%	6.7%	(2.0)%

Effective tax rate	(49.6)%	44.9%	39.0%

In the fourth quarter of 2008, the Company reported a $10.0 million deferred income tax benefit related to the restructuring of a German subsidiary.
At December 31, 2008, the Company had net operating loss carryforwards of $21.2 million for federal income tax purposes, $152.8 million for foreign income tax purposes and $62.0 million for state income tax purposes to offset future taxable income. The federal net operating loss carryforwards expire through 2027, $98.4 million of the foreign net operating loss carryforwards expire through 2018 with the remaining $54.4 million having an indefinite carry forward period. The state net operating loss carryforwards expire through 2028.
At December 31, 2008 and 2007, several of the Company’s subsidiaries had unused net operating loss carryforwards and tax credit carryforwards arising from periods prior to the Company’s ownership which expire through 2027. The Internal Revenue Code limits the timing and manner in which the Company may use any acquired net operating losses or tax credits.
Income taxes are not provided on undistributed earnings of non-U.S. subsidiaries because such earnings are expected to be permanently reinvested. Undistributed earnings of foreign subsidiaries totaled $72.7 million, $40.1 million and $21.9 million at December 31, 2008, 2007 and 2006, respectively.
The American Jobs Creation Act of 2004 was signed into law in October 2004 and has several provisions that may impact the Company’s income taxes in the future, including the repeal of the extraterritorial income exclusion and a deduction related to qualified production activities income. The qualified production activities deduction is a special deduction and will have no impact on deferred taxes existing at the enactment date. Rather, the impact of this deduction will be reported in the period in which the deduction is claimed on the Company’s tax return. Pursuant to United States Department of Treasury Regulations issued in October 2005, the Company has realized a tax benefit on qualified production activities income of $1.2 million, $0.5 million and $0.3 million in 2008, 2007 and 2006, respectively.
The (benefit from) provision for income taxes consisted of the following:

	2008	2007	2006
	(In thousands)
Current:
Federal	$13,793	$24,635	$7,454
State	4,808	5,138	1,332
Foreign	5,749	9,538	6,880

Total current	24,350	39,311	15,666
Deferred:
Federal	$(19,253)	$(10,047)	$1,392
State	(2,790)	(3,077)	(392)
Foreign	(11,499)	(5,238)	1,442

Total deferred	(33,542)	(18,362)	2,442

(Benefit from) provision for income taxes	$(9,192)	$20,949	$18,108

The temporary differences that give rise to deferred tax assets and liabilities are presented below:

	December 31,
	2008	2007
	(In thousands)
Current assets:
Doubtful accounts	$2,665	$2,317
Inventories	17,329	15,485
Tax credits	948	3,129
Other	5,345	6,200

Total current assets	26,287	27,131

Current liabilities:
Other	(487)	(593)
Inventory step up	(312)	(1,531)

Total current liabilities	(799)	(2,124)

Less valuation allowance	(1,353)	(2,753)

Net current deferred tax assets	$24,135	$22,254

Non current assets:
Benefits and compensation	$9,303	$11,023
Stock compensation	17,966	8,848
Deferred revenue	1,304	2,167
Net operating loss carryforwards	42,399	45,148
Financing costs	13,882	17,897
Federal & state tax credits	333	10
Other	2,879	4,142

Total non current assets	88,066	89,235

Non current liabilities:
Intangible & fixed assets	(30,829)	(44,224)
Contingent interest	—	(19,632)
Non-cash interest amortization	(12,604)	(20,580)
Other	(14)	(548)

Total non current liabilities	(43,447)	(84,984)

Less valuation allowance	(34,615)	(38,172)

Net non current deferred tax assets/(liabilities)	10,004	(33,921)

Total net deferred tax assets/(liabilities)	$34,139	$(11,667)

A valuation allowance of $36.0 million, $40.9 million and $1.6 million is recorded against the Company’s gross deferred tax assets of $114.4 million, $116.5 million and $28.3 million of deferred tax assets recorded at December 31, 2008, 2007 and 2006, respectively. This valuation allowance relates to deferred tax assets for certain items that will be deductible for income tax purposes under very limited circumstances and for which the Company believes it is not more likely than not that it will realize the associated tax benefit. The Company does not anticipate additional income tax benefits through future reductions in the valuation allowance. However, in the event that the Company determines that it would be able to realize more or less than the recorded amount of net deferred tax assets, an adjustment to the deferred tax asset valuation allowance would be recorded in the period such a determination is made.

The Company’s valuation allowance decreased by $5.0 million in 2008 mainly as a result of future realizability of net operating losses, increased by $39.4 million in 2007 mainly as a result of current year acquisitions of loss companies and decreased by $3.5 million in 2006 due to a decrease in deferred tax assets relating to stock-based compensation, which exceeded the deductible limits prescribed by the relevant income tax laws.
In conjunction with the 2008 Notes, the Company had previously recognized a deferred tax liability related to the conversion feature of the debt. As a result of the repayment of the 2008 Notes, the Company reversed the remaining balance of the deferred tax liability which resulted in the recognition of a $2.4 million valuation allowance on a deferred tax asset, a $4.8 million increase to current income taxes payable and $11.5 million of additional paid-in capital for the year ended December 31, 2008.
As discussed in Note 5, “Debt,” in connection with the issuance of the new Notes on June 11, 2007, the Company entered into call transactions and warrant transactions, primarily with affiliates of the initial purchasers of the Notes (the “hedge participants”), in connection with each series of Notes. The cost of the purchased call transactions to the Company was approximately $46.8 million. The Company recorded a deferred tax asset of approximately $17.5 million related to the future deduction of costs related to this transaction that it will be able to receive with a corresponding increase to additional paid-in-capital, consistent with the recording of the purchased call. While the transaction occurred in the second quarter of 2007, the related deferred tax asset was recorded in the fourth quarter of 2007. This amount was not considered material to the quarterly balance sheets.
The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. As a result of the implementation of FIN 48, the Company recognized approximately a $2.0 million increase in the liability for unrecognized tax benefits resulting in a “cumulative effect” decrease to opening retained earnings of $1.7 million and an increase in goodwill of $0.3 million. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Balance at January 1, 2008	$8,833
Additions for tax positions of prior years	948
Lapse of statute	(748)

Balance at December 31, 2008	$9,033

The balance at December 31, 2008 of approximately $9.0 million relates to unrecognized tax positions that, if recognized, would affect the annual effective tax rate. Included in the balance of unrecognized tax positions at December 31, 2008, is $2.3 million related to tax positions for which it is reasonably possible that the total amounts could significantly change during the twelve months following December 31, 2008, as a result of expiring statutes of limitations.
The Company recognized accrued interest and penalties relating to unrecognized tax positions in income tax expense. During the year ended December 31, 2008, the Company recognized approximately $0.5 million in interest and penalties of which $0.7 million was reflected in the income statement and $(0.2) million was a balance sheet adjustment. The Company had approximately $2.5 million, $2.0 million and $1.3 million of interest and penalties accrued at December 31, 2008, 2007 and 2006, respectively.
The Company files Federal income tax returns, as well as multiple state, local and foreign jurisdiction tax returns. The Company is no longer subject to examinations of its Federal income tax returns by the Internal Revenue Service (“IRS”) through fiscal year 2003. All significant state and local matters have been concluded through fiscal 2004. All significant foreign matters have been settled through fiscal 2001. The IRS has begun an examination of the tax returns of the Company’s subsidiary that has operations in Puerto Rico for fiscal 2004 and 2005 and of the Company’s U.S. consolidated Federal returns for 2005, 2006 and 2007. At this time the Company does not anticipate that any material adjustments will result from these examinations.

12. NET INCOME PER SHARE
Amounts used in the calculation of basic and diluted net income per share were as follows:

	2008	2007	2006
	(In thousands, except per share amounts)
Basic net income per share:
Net income attributable to common shares	$27,727	$25,749	$28,322
Percentage allocated to common shares	98.1%	98.3%	98.8%
Net income attributable to common shares	27,200	25,311	27,982
Weighted average common shares outstanding	27,781	27,712	29,300
Basic net income per share	$0.98	$0.91	$0.96
Diluted net income per share:
Net income attributable to diluted shares	$27,200	$25,317	$31,291
Weighted average common shares outstanding — Basic	27,781	27,712	29,300
Effect of dilutive securities:
Stock options and restricted stock	597	733	648
Shares issuable upon conversion of notes payable	—	928	2,737

Weighted average common shares for diluted earnings per share	28,378	29,373	32,685
Diluted net income per share	$0.96	$0.86	$0.96
Weighted average common shares outstanding	27,781	27,712	29,300

Weighted average common shares and other participating securities	28,318	28,198	29,656
Common share percentage	98.1%	98.3%	98.8%
Diluted share percentage	98.1%	98.3%	98.8%
A contract stock unit award that entitles the holder to 750,000 shares of common stock and Restricted Units that entitle the holder to 1,125,000 shares of common stock (see Note 8) are included in the basic and diluted weighted average shares outstanding calculation from their date of issuance because no further consideration is due related to the issuance of the underlying common shares.
13. DEVELOPMENT, DISTRIBUTION, AND LICENSE AGREEMENTS
The Company has various development, distribution, and license agreements under which it receives payments. Significant agreements include the following:
The Company has an agreement with Wyeth for the development of collagen and other absorbable matrices to be used in conjunction with Wyeth’s recombinant human bone morphogenetic protein-2 (rhBMP-2) in a variety of bone regeneration applications. The agreement with Wyeth requires Integra to supply Absorbable Collagen Sponges to Wyeth (including those that Wyeth sells to Medtronic Sofamor Danek with rhBMP-2 for use in Medtronic Sofamor Danek’s INFUSE® product) at specified prices. In addition, the Company receives a royalty equal to a percentage of Wyeth’s sales of surgical kits combining rhBMP-2 and the Absorbable Collagen Sponges. The agreement terminates in 2012, but may be extended at the option of the parties. The agreement does not provide for milestones or other contingent payments, but Wyeth pays the Company to assist with regulatory affairs and research.
14. COMMITMENTS AND CONTINGENCIES
In consideration for certain technology, manufacturing, distribution and selling rights and licenses granted to the Company, the Company has agreed to pay royalties on the sales of products that are commercialized relative to the granted rights and licenses. Royalty payments under these agreements by the Company were not significant for any of the periods presented.
Various lawsuits, claims and proceedings are pending or have been settled by the Company. The most significant of those are described below.
In May 2006, Codman & Shurtleff, Inc., a division of Johnson & Johnson, commenced an action in the United States District Court for the District of New Jersey for declaratory judgment against the Company with respect to U.S. Patent No. 5,997,895 (the “‘895 Patent”) held by the Company. The Company’s patent covers dural repair technology related to the Company’s DuraGen® family of duraplasty products.

The action seeks declaratory relief that Codman’s DURAFORM® product does not infringe the Company’s patent and that the Company’s patent is invalid. Codman does not seek either damages from the Company or injunctive relief to prevent the Company from selling the DuraGen® Dural Graft Matrix. The Company has filed a counterclaim against Codman, alleging that Codman’s DURAFORM® product infringes the ‘895 Patent, seeking injunctive relief preventing the sale and use of DURAFORM®, and seeking damages, including treble damages, for past infringement.
In addition to these matters, we are subject to various claims, lawsuits and proceedings in the ordinary course of our business, including claims by current or former employees, distributors and competitors and with respect to our products. In the opinion of management, such claims are either adequately covered by insurance or otherwise indemnified, or are not expected, individually or in the aggregate, to result in a material adverse effect on our financial condition. However, it is possible that our results of operations, financial position and cash flows in a particular period could be materially affected by these contingencies.
The Company accrues for loss contingencies in accordance with SFAS 5; that is, when it is deemed probable that a loss has been incurred and that loss is estimable. The amounts accrued are based on the full amount of the estimated loss before considering insurance proceeds, and do not include an estimate for legal fees expected to be incurred in connection with the loss contingency. The Company consistently accrues legal fees expected to be incurred in connection with loss contingencies as those fees are incurred by outside counsel as a period cost, as permitted by EITF Topic D-77.
15. SEGMENT AND GEOGRAPHIC INFORMATION
The Company’s management reviews financial results and manages the business on an aggregate basis. Therefore, financial results are reported in a single operating segment, the development, manufacture and marketing of medical devices for use in cranial and spinal procedures, peripheral nerve repair, small bone and joint injuries, and the repair and reconstruction of soft tissue.
In 2008, the Company revised the manner in which it presents its revenues. The Company now presents its revenues in three categories: Integra NeuroSciences, Integra Orthopedics and Integra Medical Instruments. This change better aligns the Company’s product categories by functional product characteristic and intended use.
Revenue consisted of the following:

	2008	2007	2006
	(In thousands)
Integra NeuroSciences	$256,869	$242,631	$200,808
Integra Orthopedics	217,953	143,917	110,209
Integra Medical Instruments	179,782	163,911	108,280

Total revenue, net	$654,604	$550,459	$419,297

Certain of the Company’s products, including the DuraGen® and NeuraGen® product families and the Integra® Dermal Regeneration Template and wound dressing products, contain material derived from bovine tissue. Products that contain materials derived from animal sources, including food as well as pharmaceuticals and medical devices, are increasingly subject to scrutiny from the press and regulatory authorities. These products comprised 22%, 22% and 25%, of revenues in 2008, 2007, and 2006, respectively. Accordingly, widespread public controversy concerning collagen products, new regulation, or a ban of the Company’s products containing material derived from bovine tissue, could have a material adverse effect on the Company’s current business or its ability to expand its business.
Total revenue, net and long-lived assets (excluding intangible assets, financial instruments and deferred tax assets) by major geographic area are summarized below:

	United		Asia	Other
	States	Europe	Pacific	Foreign	Consolidated
	(In thousands)
Total revenue, net:
2008	$494,459	$98,848	$28,509	$32,788	$654,604
2007	417,035	85,764	21,399	26,261	550,459
2006	317,503	77,100	12,315	12,379	419,297
Long-lived assets:
December 31, 2008	$58,379	$22,743	$69	$—	$81,191
December 31, 2007	50,953	23,923	—	—	74,876

16. SELECTED QUARTERLY INFORMATION — UNAUDITED

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
	(In thousands, except per share data)
2008:
Total revenue, net:
2008	$174,370	$167,028	$157,198	$156,008
2007	$157,645	$135,015	$134,767	$123,032
Gross margin:
2008	106,232	102,711	99,039	93,796
2007	95,219	84,152	81,959	74,455
Net income:
2008	23,255	(16,855)	12,277	9,050
2007	2,692	7,081	8,013	7,963
Basic net income per common share:
2008	$0.80	$(0.60)	$0.44	$0.33
2007	$0.10	$0.26	$0.28	$0.28
Diluted net income per common share:
2008	$0.79	$(0.60)	$0.43	$0.32
2007	$0.09	$0.24	$0.26	$0.26
An in-process research and development charge of $25.2 million related to the Theken acquisition and $18.4 million related to a stock-compensation charge and related expenses were recorded in the third quarter of 2008.
A tax benefit of $10.0 million associated with the restructuring of one of our German subsidiaries was recorded in the fourth quarter of 2008.
In 2008, 2007, and 2006, the Company recorded the following charges in connection with its restructuring activities:

	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
	(In thousands)
Involuntary employee termination costs
2008	$37	$60	$12	$59
2007	(127)	—	(331)	70
2006	693	63	199	80
Facility exit costs
2008	17	—	—	363
2007	—	—	—	—
2006	155	—	—	—
During the fourth quarter of 2008, the Company noted certain adjustments which related to prior quarters, primarily related to income taxes. Because these changes are not material to the current or previous periods, we have recorded them in the fourth quarter of 2008. The impact of recording these adjustments during the fourth quarter of 2008 resulted in a decrease to net income of $2.6 million.
During the fourth quarter of 2007, the Company noted certain adjustments which related to prior periods. Because these changes are not material to the current or previous periods, we have recorded them in the fourth quarter of 2007. The impact of recording these adjustments during the fourth quarter of 2007 resulted in a net decrease to operating income of $0.4 million, a net increase in pre-tax income of $1.8 million, and a decrease to net income of $0.8 million. Approximately $0.9 million of the pre-tax impact related to prior years and $0.9 related to prior quarters in 2007. Related to net income, there was a $0.2 million increase to net income recorded in the fourth quarter of 2007 related to prior years and a $1.0 million decrease related to prior quarters in 2007, resulting in a total decrease of $0.8 million associated with the out-of-period adjustments.

VALUATION AND QUALIFYING ACCOUNTS
SCHEDULE II

	Balance at	Charged to	Charged to		Balance at
	Beginning of	Costs and	Other		End of
Description	Period	Expenses	Accounts(1)	Deductions	Period
	(In thousands)
Year ended December 31, 2008:
Allowance for doubtful accounts and sales returns and allowances	$7,816	$3,016	$—	$(780)	$10,052
Inventory reserves	24,088	5,572	(1,254)	(4,905)	23,501
Deferred tax asset valuation allowance	40,925	—	(2,436)	(2,521)	35,968
Year ended December 31, 2007:
Allowance for doubtful accounts and sales returns and allowances	$4,114	$4,858	$—	$(1,156)	$7,816
Inventory reserves	14,786	10,627	4,455	(5,780)	24,088
Deferred tax asset valuation allowance	1,632	2,302	36,991	—	40,925
Year ended December 31, 2006:
Allowance for doubtful accounts and sales returns and allowances	3,508	650	350	(394)	4,114
Inventory reserves	9,768	4,706	2,862	(2,550)	14,786
Deferred tax asset valuation allowance	$5,126	$—	$(3,494)	$—	$1,632

(1)
All amounts shown were recorded to goodwill in connection with acquisitions except for the $3.5 million reduction in the deferred tax asset valuation allowance in 2006, which was written off against the gross deferred tax asset, the 2007 amount charged to additional paid-in capital for $2.7 million and the 2008 amount charged to additional paid-in-capital for $2.0 million.